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The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT (to the Prospectus dated August 1, 2005)

21,000,000 Shares
of Common Stock

We are offering 21,000,000 shares of our common stock, par value $0.01 per share, or "Common Stock."

Our Common Stock is traded on the Nasdaq Global Select Market, or "Nasdaq" under the symbol "TOPT." The last reported sale price of our Common Stock on November 30, 2007 was $4.42 per share.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page S-9 for a discussion of risks that you should consider in connection with an investment in our Class A Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to 3,150,000 additional shares of our Common Stock to cover any over-allotments within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discount and commissions will be $             and the total proceeds to us, before expenses, will be $                    .

The underwriters expect to deliver the shares to purchasers on or about December     , 2007.

Sole bookrunner
Deutsche Bank Securities

DVB Capital Markets	Oppenheimer & Co.	Cantor Fitzgerald & Co.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined, and when we refer to the "accompanying prospectus," we are referring to the base prospectus only.

        If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to give you different or additional information.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. We are not making an offer of these securities in any state where the offer is not permitted.

        You should not assume that the information in this prospectus is accurate as of any date after their respective dates. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances imply that there has been no change in our affairs or that the information set forth in this prospectus is correct as of any date subsequent to the date of this prospectus.

S-i

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual reports and other information with the SEC.

        We incorporate by reference in this prospectus the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  •
  our Annual Report on Form 20-F for the fiscal year ended December 31, 2006;

  •
  our current reports on Form 6-K filed on November 13, 2007 (delivery of M/V Bertram) and November 26, 2007.

        We also incorporate by reference any future filing made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the underwriters have completed the distribution of all of the common stock offered in this prospectus.

        The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus.

        You may read and copy any document we file with the SEC at the SEC public reference room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov, as well as on our website at http://www.toptankers.com. The information contained in or accessible from the SEC's website is not part of this prospectus.

        You may obtain a copy of any or all of the documents summarized in this offering memorandum or incorporated by reference in this prospectus, without charge, by request directed to us at the following address and phone number:

Top Tankers, Inc.
1, Vassilissis Sofias Str. & Meg.
Alexandrou Street
151 24, Maroussi
Athens, Greece
Attention: Stamatios Tsantanis
Telephone: (011) (30) (210) 81 28 199

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS	S-i
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-iv
PROSPECTUS SUMMARY	S-1
THE OFFERING	S-8
RISK FACTORS	S-9
USE OF PROCEEDS	S-23
CAPITALIZATION	S-24
PRICE RANGE OF COMMON STOCK	S-26
DIVIDEND POLICY	S-27
BUSINESS	S-28
MANAGEMENT	S-47
PRINCIPAL SHAREHOLDERS	S-52
RELATED PARTY TRANSACTIONS	S-53
DESCRIPTION OF CAPITAL STOCK	S-54
TAX CONSIDERATIONS	S-57
UNDERWRITING	S-66
LEGAL MATTERS	S-68
EXPERTS	S-68
GLOSSARY OF SHIPPING TERMS	S-69

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Matters discussed in this document may constitute forward-looking statements. In this prospectus, "we," "us," "our," and "the Company" all refer to Top Tankers Inc. and its consolidated subsidiaries. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements which include assumptions, expectations, projections, intentions and beliefs about future events. When used in this document, the words "anticipate," "estimate," "project," "forecast," "plan," "potential," "will," "may," "should," and "expect" reflect forward-looking statements. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

        All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

  •
  future operating or financial results;

  •
  statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

  •
  statements about crude oil and refined petroleum products tanker and drybulk shipping market trends, including charter rates and factors affecting supply and demand;

  •
  our ability to obtain additional financing;

  •
  expectations regarding the availability of vessel acquisitions; and

  •
  anticipated developments with respect to pending litigation.

        The forward-looking statements in this report are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that it will achieve or accomplish these expectations, beliefs or projections described in the forward looking statements contained in this report.

        Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter rates and vessel values, failure of a seller to deliver one or more vessels, failure of a buyer to accept delivery of a vessel, inability to procure acquisition financing, default by one or more charterers of our ships, changes in demand for crude oil, refined petroleum products, the effect of changes in OPEC's petroleum production levels, worldwide crude oil consumption and storage, demand for drybulk shipping capacity, changes in demand that may affect attitudes of time charterers, scheduled and unscheduled drydocking, changes in our voyage and operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations including income tax legislation, requirements for double-hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, international hostilities and political events or acts by terrorists and other important factors described from time to time in reports filed by us with the SEC.

        For more complete discussion of these risks and uncertainties please see "Risk Factors" beginning on page S-8 of this prospectus supplement.

S-iv

PROSPECTUS SUMMARY

        This section summarizes some of the information that appears later in this prospectus and is qualified by the more detailed information that appears later in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the risk factors and the more detailed information and financial statements that appear later. We refer you to the Glossary of Shipping Terms beginning on page S-69 for definitions of certain industry terms that we use in this prospectus.

        All amounts in this prospectus are expressed in U.S. dollars and the financial information has been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). All references in this prospectus to "$," "U.S. $," and "Dollars" refer to United States dollars.

Our Company

        We are a provider of international seaborne transportation services, carrying petroleum products and crude oil and, after the delivery of the Identified Vessels described below, drybulk commodities for the steel, electric utility, construction and agri-food industries. Our fleet as of September 30, 2007, comprises 20 vessels (including 11 vessels sold and leased back), consisting of 8 double-hull Handymax tankers and 12 double-hull Suezmax tankers, with a total cargo carrying capacity of approximately 2.2 million deadweight tons, or "dwt." In addition, we have entered into agreements to purchase six drybulk vessels, comprising one Supramax vessel, four Panamax vessels and one Handymax vessel, with a total cargo carrying capacity of 0.4 million deadweight tons, or dwt. We will refer to these six drybulk vessels as the "Identified Vessels." One of the Identified Vessels, the Panamax vessel M/V Bertram, was delivered to us on November 12, 2007. Our Handymax tankers carry refined petroleum products, such as gasoline, jet fuel, kerosene, naphtha and heating oil, and our Suezmax tankers carry crude oil. 100% of our current tanker fleet is double-hull. Our drybulk vessels will carry drybulk cargoes such as iron ore, coal, grains, steel products, fertilizer, cement, bauxite, sugar and scrap metals.

        We have agreed to acquire the Identified Vessels from their current owners for a total purchase price of $370.1 million. The acquisition of these vessels is being financed in part through the proceeds of this offering, through new secured loan facilities in the amount of $228.0 million and working capital.

        87% of our current tanker fleet by dwt are sister ships, which enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. Sister ships also increase our operating efficiencies because technical knowledge can be applied to all vessels in a series and create cost efficiencies and economies of scale when ordering spare parts, supplying and crewing those vessels.

        We actively manage the deployment of our fleet between spot market voyage charters, which generally last from several days to several weeks, and time charters, which can last up to several years.

        Five of the Identified Vessels, a Supramax vessel of 51,200 dwt built in 2002, a Panamax vessel of 75,928 dwt built in 2001, a Panamax vessel of 75,933 dwt built in 2000, a Panamax vessel of 75,681 dwt built in 2000 and a Handymax vessel of 45,526 dwt built in 2000, are expected to be delivered to us between December 2007 and March 2008. One of the Identified Vessels, a Panamax vessel of 73,506 dwt built in 1995 named M/V Bertram, was delivered to us on November 12, 2007. We have agreed to deploy one of the Panamax vessels on a time charter for a period of 24-26 months at $29,700 per day, the Supramax vessel on a bareboat charter to the sellers of the vessel for a period of 18 months at a daily net rate of $25,650 and the Handymax vessel on a time charter for a period of 14-16 months at $22,000. We expect that the remaining three Panamax vessels will be employed under spot market charters.

        Our acquisition of the Identified Vessels will increase the size of our Combined Fleet to 26 vessels, representing approximately 2.6 million dwt. Unless indicated otherwise, references to our Combined Fleet are to our fleet of vessels as of September 30, 2007, after giving effect to the purchase of the Identified Vessels, discussed below. After the acquisition of the Identified Vessels, we will own 15 of the 26 vessels in our Combined Fleet.

Our Fleet

        As of November 30, 2007, our Combined Fleet consisted of 26 vessels (including 11 vessels sold and leased back), comprised of 8 double-hull Handymax product tankers and 12 double-hull Suezmax tankers, with a total cargo carrying capacity of approximately 2.2 million dwt, and six Identified Vessels with a total cargo capacity of approximately 0.4 million dwt. One of the Identified Vessels was delivered to us on November 12, 2007, and we expect the remaining five Identified Vessels to be delivered between December 2007 and March 2008.

        In July 2007, we entered into agreements to acquire three drybulk vessels from unrelated third parties as follows: (i) a 2002 built super Handymax, or Supramax, vessel of 51,200 dwt, built in China, which will be chartered back to the sellers for a period of 18 months at a daily net rate of $25,650 on a bareboat basis; (ii) a 1995 built Panamax vessel of 73,506 dwt, built in South Korea, which will be time-chartered for a period of 24-26 months at a daily net rate of $29,700; and (iii) a 2000 built Handymax vessel of 45,526 dwt, built in Philippines, which will be time-chartered for a period of 14-16 months at a daily net rate of $22,000. On November 12, 2007, we took delivery of one of these vessels, the Panamax vessel M/V Bertram. The other two vessels are scheduled to be delivered between December 2007 and January 2008. The aggregate purchase price of the vessels is $148.1 million, of which we paid a deposit totaling in aggregate $14.7 million. We intend to finance the acquisition through new loan facilities, working capital, and the proceeds from this offering.

        In August 2007, we entered into agreements to acquire another three drybulk vessels from unrelated third parties as follows: (i) one 2001 built Panamax vessel of 75,928 dwt, built in Japan, (ii) one 2000 built Panamax vessel of 75,933 dwt, built in Japan and (iii) one 2000 built Panamax vessel of 75,681 dwt, built in Japan. The vessels are scheduled to be delivered between January and March 2008 and to enter into spot market trading. The aggregate purchase price of the vessels is $222.0 million, of which we paid a deposit totaling in aggregate $22.2 million. We intend to finance the acquisition through new loan facilities, working capital, and the proceeds from this offering.

        The following table presents the Company's fleet list and employment as of November 23, 2007:

	Dwt	Year Built	Charter Type	Expiry		Daily Base Rate	Profit Sharing Above Base Rate (2007)	Daily Charter Hire Expense
12 Suezmax Tankers
Timeless (C)	154,970	1991	Spot (1)					$25,000
Flawless (C)	154,970	1991	Spot (2)					$25,000
Stopless (C)	154,970	1991	Time Charter	Q3/2008		$35,000	50% thereafter	$25,000
Priceless (C)	154,970	1991	Spot (3)					$25,000
Faultless (D)	154,970	1992	Spot (4)					$23,450
Noiseless (F)	149,554	1992	Spot (5)				None
Stainless (F)	149,599	1992	Time Charter	Q3/2008	(A)	$44,500	None
Endless (F)	135,915	1992	*				None
Limitless (F)	136,055	1993	Time Charter	Q4/2008	(E)	$36,500
Stormless (F)	150,038	1993	Time Charter**	Q2/2010		$35,000	None
Ellen P (F)	146,286	1996	Spot (6)
Edgeless (F)	147,048	1994	Spot (7)
8 Handymax Tankers
Sovereign (B)	47,084	1992	Time Charter	Q3/2009		$14,000	50% thereafter	$11,600
Relentless (B)	47,084	1992	Time Charter	Q3/2009		$14,000	50% thereafter	$11,500
Vanguard (C)	47,084	1992	Time Charter	Q1/2010		$15,250	50% thereafter	$13,200
Spotless (C)	47,094	1991	Time Charter	Q1/2010		$15,250	50% thereafter	$13,200
Doubtless (C)	47,076	1991	Time Charter	Q1/2010		$15,250	50% thereafter	$13,200
Faithful (C)	45,720	1992	Time Charter	Q2/2010		$14,500	100% first $500 + 50% thereafter	$13,200
Dauntless (F)	46,168	1999	Time Charter	Q1/2010		$16,250	100% first $1,000 + 50% thereafter
Ioannis P (F)	46,346	2003	Time Charter	Q4/2010		$18,000	100% first $1,000 + 50% thereafter
Total Tanker DWT	2,163,001

(A)
Charterers have option to extend contract for an additional one-year period.

(B)
Vessels sold and leased back in August and September 2005 for a period of 7 years.

(C)
Vessels sold and leased back in March 2006 for a period of 5 years.

(D)
Vessel sold and leased back in April 2006 for a period of 7 years.

(E)
Charterers have option to extend contract for an additional four-year period.

(F)
Owned vessels.

*
In drydock.

**
Time charter will commence December 5, 2007.

1.
Currently on a spot charter at a rate of $53,000. Already fixed for two additional, repositioning spot charters at $22,000 each.

2.
Has concluded its previous spot charter and is awaiting fixing of its next spot charter.

3.
Currently completing a spot charter at a rate of $11,550. After conclusion of its current charter, will be fixed on a time charter at a daily base rate of $29,000 that will expire in Q4/2009. This charter has a profit sharing above the base rate of 65% to us.

4.
Currently completing a spot charter at a rate of $25,000.

5.
Currently completing a spot charter at a rate of $14,000. Already fixed for another spot charter at $75,000.

6.
Currently completing a spot charter at a rate of $17,000. Already fixed for another spot charter at $40,000.

7.
Currently completing a spot charter at a rate of $52,000. Already fixed for another spot charter at $41,000.

        The following table presents information about the Identified Vessels:

	Dwt	Year Built	Charter Type	Expiry	Net Daily Base Rate (1)	Expected Delivery Date
Identified Vessel #1	73,506	1995	Time Charter	24-26 months from delivery, at charterer's option	$29,700	November 2007	(2)
Identified Vessel #2	45,526	2000	Time Charter	14-16 months at charterer's option	$22,000	December 2007
Identified Vessel #3	51,200	2002	Bareboat Charter	May 1st or June 30th 2009, at charterer's option	$25,650	January 2008
Identified Vessel #4	75,928	2001	Spot			January 2008
Identified Vessel #5	75,933	2000	Spot			February 2008
Identified Vessel #6	75,681	2000	Spot			March 2008
Total Drybulk DWT	397,774

(1)
There are no profit sharing arrangements for these charters.

(2)
We took delivery of this vessel, the M/V Bertram, on November 12, 2007.

Chartering of the Fleet

        As of November 30, 2007, 13 of the 20 tankers (eight Handymax tankers and five Suezmax tankers) operated under time charter contracts with an average initial term of over three years, with all but four of the time charters including profit sharing arrangements. We seek to deploy our vessels on both time charters and in the spot market in a manner that will optimize our earnings. Upon delivery, two of the Identified Vessels will operate under time charters, one of the Identified Vessels will operate under a bareboat charter, and we expect the remaining three Identified Vessels to be employed under spot market charters.

Management of the Fleet

        Since July 1, 2004, TOP Tanker Management, our wholly-owned subsidiary, has been responsible for all of the chartering, operational and technical management of our tanker fleet, including crewing, maintenance, repair, capital expenditures, drydocking, vessel taxes, maintaining insurance and other vessel operating expenses under management agreements with our vessel owning subsidiaries. TOP Tanker Management Inc. has built a management team with significant experience in operating large and diversified fleets of tankers and drybulk carriers and has expertise in all aspects of commercial, technical, management and financial areas of our business.

        As of November 30, 2007, TOP Tanker Management has subcontracted the day to day technical management of two Handymax tankers and two Suezmax tankers to V.Ships Management Limited and Hanseatic Shipping Company Ltd, both being ship management companies.

        Top Tanker Management will be responsible for the management of the Identified Vessels and it may subcontract certain aspects of day-to-day management to third parties.

Competitive Strengths

        We believe we possess a number of distinguishing factors that provide us with a strong position within the industry including:

  •
  Multi-Sector Presence.    Following our acquisition of the Identified Vessels, our vessels will carry a wide range of cargoes worldwide over a number of trade routes. Our tankers carry refined petroleum products and crude oil and we expect our drybulk carriers will carry predominantly iron ore, coal, grains, steel products, cement, bauxite, fertilizers, sugar and scrap metals. These commodities are used in the energy, construction, steel and agri-food industries. We intend to transport these cargoes on several geographically diverse routes, thereby reducing our dependency on any one cargo, industry or trade route. By diversifying into the drybulk sector, we will also reduce our dependency on the tanker sector.

  •
  Experienced Management Team.    Our founder, President and Chief Executive Officer, Evangelos J. Pistiolis, has assembled a management team of senior executive officers and key employees with extensive experience in the shipping industry. Our management team has significant experience operating large and diversified fleets of tankers and drybulk carriers and has expertise in all aspects of commercial, technical, management and financial areas of our business, promoting a focused marketing effort, tight quality and cost controls, effective operations and safety.

  •
  Established Track Record.    We have established a track record of growth, increasing our fleet from seven vessels representing approximately 454,000 dwt before the initial public offering of our common stock in July 2004 to 21 vessels representing approximately 2.0 million dwt after the follow-on offering of our common stock in November 2004. We now have grown to 26 vessels (including the 11 vessels sold and leased back) representing approximately 2.6 million dwt following delivery of the Identified Vessels to be acquired partially with proceeds from this offering. We believe that our management structure, operations and financial systems are well-equipped to accommodate the expansion of our fleet into the drybulk area.

  •
  Strong Customer Relationships.    We have strong relationships with our customers and charterers that we believe are the result of the quality of our fleet and our reputation for dependability. Through fixed period time charters and spot charters, we provide services to many national, regional and international oil companies, charterers and oil traders, including Glencore, PDVSA, Shell and Arcadia. We focus on the needs of our customers and acquire tankers and upgrade our fleet based on their requirements and specifications, which we believe enables us to obtain repeat business from our customers. Similarly, we intend to build strategic relationships with customers and charterers in the drybulk market.

  •
  Cost-Efficient Operations.    We believe we are a cost-efficient and reliable vessel operator because of the strength of our management team and the quality of our vessels. We have contained operating expenses through regular maintenance programs. Furthermore, our technical and operating expertise enables us to switch efficiently between different cargoes, such as dirty or clean refined petroleum products in our tankers, and following our acquisition of the six drybulk carriers in connection with this offering, between iron ore, coal, grains and other cargoes, in a timely manner, thereby reducing ballast time between voyages.

  •
  High-Quality Vessels.    Our combined fleet will consist of high quality tankers and drybulk carriers. All of our tankers are double hulled and we believe that the Identified Vessels are high quality ships in good technical condition. We intend to acquire only vessels with high quality design and specifications and preserve their condition through our ongoing maintenance programs. We believe that this policy enhances the value of our vessels over time and enables us to operate our vessels efficiently.

  •
  Focus on Sister Ships.    Approximately 87% of our current tanker fleet are sister ships. We have and will continue to seek to acquire sister ships, which provide us with efficiencies in meeting our customers' needs and enhance the revenue generating potential of our fleet by providing operational and scheduling flexibility. The uniform nature of sister ships also provides us with operating cost efficiencies in maintaining, supplying and crewing them.

Business Strategy

        Our business strategy is focused on building and maintaining enduring relationships with participants in the international tanker and drybulk industries, including leading charterers, oil companies, oil traders, brokers, suppliers, classification societies, insurers and others. We seek to continue to create long-term value principally by acquiring and operating high quality double-hull, refined petroleum products and crude oil tankers on an accretive basis for our shareholders. In addition, we will diversify our fleet portfolio by acquiring drybulk vessels as described herein, beginning with the acquisition of the Identified Vessels. We intend to continue to review the market for drybulk vessels to continue our program of acquiring suitable vessels on accretive terms.

        We believe we have established a reputation in the international ocean transport industry for operating and maintaining our fleet with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and drybulk vessels, and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

        We believe we can optimize return on our investments and maximize shareholder value through our strategy.

  •
  Diversified Sector Profile.    We intend to maintain a diversified fleet profile, operating vessels in sectors and size segments within those sectors that provide seaborne transportation services to a number of industries and trades. Our fleet of double-hull tankers enable us to serve customers in both the crude oil and refined petroleum products sectors of the oil and refining industries and our drybulk carriers, beginning with the Identified Vessels, are expected to serve customers in the steel, electric utility, construction, steel and agri-food industries. This will reduce our reliance on any one industry and should provide us with diversified sources and greater stability of revenue.

  •
  Return Driven Acquisitions and Selected Fleet Expansion.    We intend to grow our fleet through timely and accretive acquisitions of high quality, double-hull crude oil and refined petroleum products tankers, drybulk carriers and other types of vessels. We continuously monitor acquisition opportunities in the shipping industry among a number of sectors based on financial returns criteria. Cargo shipping sectors such as tankers, drybulk carriers, container vessels and LNG carriers share similar operating characteristics. At times, a certain shipping sector may offer unique investment opportunities that exceed those of other sectors based on our financial criteria. We seek to identify, analyze and invest when attractive opportunities arise.

  •
  Balanced Fleet Deployment.    We seek to further reduce revenue volatility and enhance our potential for participation in rising charter markets by utilizing various employment contracts for our vessels. We actively and strategically deploy our fleet between time charters, which can last up to several years, and spot charters, which generally last from several weeks to six months. Vessels operating under spot charters may generate increased or decreased profit margins during periods of improvement or deterioration in charter rates, while vessels operating on period charters generally provide more predictable cash flows. After the acquisition of the Identified Vessels, 62% of our Combined Fleet will be on period charters and 38% will be on spot charters.

  •
  Significant Market Presence.    Our growth strategy of operating a relatively significant fleet in selected sectors will provide us with the ability to develop a strong presence in multiple sectors of the shipping industry and to build and maintain enduring relationships with charterers. By operating a significant fleet in selected shipping sectors and size segments within those sectors, we will enhance our attractiveness to charterers by offering a variety of vessels, including sister ships, to meet their diverse scheduling needs and provide flexibility to deploy our vessels in period and spot charter contracts.

RECENT DEVELOPMENTS

        In October 2007, our Board of Directors proposed to our shareholders that it would be in the best interests of the Company and its shareholders to adopt an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") to change the Company's name to "TOP SHIPS INC." Our Board believes that the Company's name should reflect its ability to participate in various segments of the shipping industry, whereas our current name may imply that the Company is limited to one market segment. The date for the Special Meeting of the Shareholders to vote on this name change has been scheduled for December 13, 2007.

        We have historically accounted for drydocking costs that qualified as "Planned Major Maintenance Activities" using the deferral method, under which we amortized drydocking costs over the estimated period of benefit between drydockings. Beginning with the fourth quarter of 2007 we intend to change our accounting policy and will now expense all drydocking costs as we incur them. The effect of this new accounting policy will be presented on a comparative basis for all periods covered in future quarterly and annual earnings announcements and filings. When the accounting policy is applied to comparatives, net income for the year ended December 31, 2006 and for the nine month period ended September 30, 2007 will decrease by approximately $26.1 million and $0.07 million, or $0.86 and $0.01 per share, respectively.

DIVIDEND POLICY

        The Company does not currently pay dividends to holders of its Common Stock.

CORPORATE STRUCTURE

        We were incorporated in the Marshall Islands in 2000. We own our vessels through separate wholly-owned subsidiaries incorporated in the Marshall Islands, Liberia and Cyprus. Our wholly-owned subsidiary, TOP Tanker Management, acts as manager for our current fleet, providing services such as managing day-to-day vessel operations including supervising the crewing, supplying, maintaining and drydocking of vessels, as well as providing commercial management services regarding identifying suitable vessel charter opportunities and monitoring the performance of our third-party technical management subcontractors.

        We maintain our principal executive offices at 1, Vassilissis Sofias Str. & Meg., Alexandrou Str., 151 24, Maroussi, Athens, Greece. Our telephone number at that address is (011) (30) (210) 81 28 107. Our corporate website address is www.toptankers.com. The information contained on our website does not constitute part of this prospectus.

THE OFFERING

        The following summary contains basic information about the offering of our Common Stock hereunder and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our Common Stock, please refer to the section of this prospectus entitled "Description of Capital Stock."

Shares offered by us	21,000,000 shares of Common Stock
Shares to be outstanding immediately after this offering	58,375,726 shares of Common Stock (assumes no exercise of the underwriters' overallotment option)
Shares outstanding prior to this offering	37,375,726 shares of Common Stock
Over-allotment option	We have granted the underwriters a 30-day option to purchase from us, from time to time, up to an additional 3,150,000 shares of Common Stock, to cover any over-allotments
Use of proceeds	We expect the net proceeds we receive from this offering will be approximately $87.4 million ($100.6 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses. These estimates are based on an assumed public offering price of $4.42 per share, which is the last reported sale price on November 30, 2007. We intend to use our net proceeds for general corporate purposes including the acquisition of the Identified Vessels, and the repayment of outstanding indebtedness:
• $35.0 million to purchase the Identified Vessels;
• $20.0 million to repay currently outstanding debt to DVB Bank;
• $20.4 million to repay debt for (i) the acquisition of the M/V Bertram and arrangement fees and (ii) outstanding debt to DVB Bank;
• $5.0 million to repay debt for the acquisition of the Identified Vessels to HSH NORDBANK;
• the remainder for general corporate purposes.
Please read "Use of Proceeds."
Dividend policy	We currently do not pay dividends on our Common Stock
Tax Consequences	The U.S. federal income tax and Marshall Islands tax consequences of purchasing, owning and disposing of shares of our Common Stock are described under "Tax Considerations." Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of our Common Stock. See "Tax Considerations".
Nasdaq Global Select Market listing	Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol "TOPT."

Assuming the sale of all shares of Common Stock covered by this prospectus.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information in this prospectus before deciding to purchase any Common Stock. The following risks relate principally to the industry in which we operate and our business in general and are not the only risks we face. Any of the risk factors could materially and adversely affect our business, financial condition or operating results and the trading price of our common stock.

Risks Related to Our Industry

The international tanker and drybulk industries are both cyclical and volatile and this may lead to reductions and volatility in our charter rates when we re-charter our vessels, vessel values and our results of operations

        The international tanker and drybulk industries in which we operate are cyclical with attendant volatility in charter hire rates and industry profitability. For both tankers and drybulk carriers, the degree of charter rate volatility among different types of vessels has varied widely. If we enter into a charter when charter rates are low, our revenues and earnings will be adversely affected. In addition, a decline in charter hire rates likely will cause the value of our vessels to decline. Although our balanced fleet deployment strategy may limit our exposure to charter rate volatility, we are nonetheless exposed to changes in spot rates for tankers and, after the acquisition of drybulk carriers without charters, drybulk carriers and such changes may affect our earnings and the value of our vessels at any given time.

        The factors affecting the supply and demand for our vessels are outside our control and are unpredictable. The nature, timing, direction and degree of changes in tanker and drybulk industry conditions are also unpredictable. Factors that influence demand for tanker and drybulk carriers capacity include:

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  demand for refined petroleum products and crude oil for tankers and drybulk commodities for drybulk carriers;

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  changes in crude oil production and refining capacity as well as drybulk commodity production and resulting shifts in trade flows for crude oil, petroleum product and drybulk commodities;

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  the location of regional and global crude oil refining facilities and drybulk commodities markets that affect the distance that refined petroleum products and crude oil or drybulk commodities are to be moved by sea;

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  global and regional economic and political conditions;

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  the globalization of manufacturing and other developments in international trade;

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  changes in seaborne and other transportation patterns, including changes in the distances over which cargoes are transported and, with regard to drybulk, the supply of and rates for alternate means of transportation;

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  environmental and other regulatory developments;

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  currency exchange rates; and

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  weather.

        The factors that influence the supply of oceangoing vessel capacity include:

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  the number of newbuilding deliveries;

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  the scrapping rate of older vessels;

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  the price of steel;

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  the lead times required to purchase new vessels;

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  vessel casualties;

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  changes in environmental and other regulations that may limit the useful lives of vessels;

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  port or canal congestion;

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  the number of vessels that are out of service at a given time; and

  •
  changes in global crude oil and drybulk commodity production.

The international tanker and drybulk shipping industries have experienced historically high charter rates and vessel values in the recent past and there can be no assurance that these historically high charter rates and vessel values will be sustained

        Charter rates in the tanker and drybulk shipping industries in the recent past have been near historically high levels. We anticipate that future demand for our vessels, and in turn our future charter rates, will be dependent upon continued global economic growth as well as seasonal and regional changes in demand and changes in the capacity of the world's fleet. We believe that these charter rates are the result of continued economic growth in the world economy that exceeds growth in global vessel capacity. There can be no assurance that economic growth will not stagnate or decline leading to a decrease in vessel values and charter rates. A decline in charter rates could have a material adverse effect on our business, financial condition and results of operations.

Compliance with environmental laws or regulations may adversely affect our operations

        The shipping industry in general, our business and the operation of tankers and drybulk vessels, are affected by a variety of governmental regulations in the form of numerous international conventions, national, state and local laws and international, national and local regulations in force in the jurisdictions in which such tankers and drybulk vessels operate, as well as in the country or countries in which such tankers and drybulk vessels are registered. These regulations include:

  •
  the United States Oil Pollution Act of 1990, or OPA, which imposes strict liability for the discharge of oil into the 200-mile United States exclusive economic zone, the obligation to obtain certificates of financial responsibility for vessels trading in United States waters and the requirement that newly constructed tankers that trade in United States waters be constructed with double-hulls;

  •
  the International Convention on Civil Liability for Oil Pollution Damage of 1969 entered into by many countries (other than the United States) relating to strict liability for pollution damage caused by the discharge of oil;

  •
  the International Maritime Organization, or IMO, International Convention for the Prevention of Pollution from Ships with respect to strict technical and operational requirements for tankers;

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  the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, with respect to crew and passenger safety;

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  the International Convention on Load Lines of 1966 with respect to the safeguarding of life and property through limitations on load capability for vessels on international voyages; and

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  the United States Marine Transportation Security Act of 2002.

        More stringent maritime safety rules are being imposed worldwide as a result of the oil spill off the coast of France in November 2002 relating to the loss of the M/T Prestige, a 26-year old single-hull tanker owned by a company not affiliated with us. Additional laws and regulations may also be adopted that could limit our ability to do business or increase the cost of our doing business and that could have a material adverse effect on our operations. In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to our vessel operations. In the event of war or national emergency, our tankers and drybulk vessels may be subject to requisition by the government of the flag flown by the tanker or drybulk vessel without any guarantee of compensation for lost profits. We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance with applicable safety/environmental laws and regulations and are insured against usual risks for such amounts as our management deems appropriate. Our vessels' operating certificates and licenses are renewed periodically during each vessel's required annual survey. However, government regulation of tankers and drybulk carriers, particularly in the areas of safety and environmental impact, may change in the future and require us to incur significant capital expenditures on our ships to keep them in compliance.

Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels or we may be required to write down their carrying value, which will adversely affect our earnings

        The fair market value of our vessels may increase and decrease depending on the following factors:

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  general economic and market conditions affecting the international tanker and drybulk shipping industries;

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  competition from other shipping companies;

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  types, sizes and ages of vessels;

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  other modes of transportation;

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  cost of newbuildings;

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  price of steel;

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  governmental or other regulations;

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  prevailing level of charter rates; and

  •
  technological advances.

        If we sell vessels at a time when vessel prices have fallen and before an impairment is identified the sale may be at less than the vessel's carrying amount in our financial statements or if vessel prices have fallen below the carrying amount in our financial statements we may be required to write down the carrying amount of the vessels on our financial statements, with the result that we shall incur a loss and a reduction in earnings.

An increase in the supply of vessel capacity without an increase in demand for vessel capacity would likely cause charter rates and vessel values to decline, which could have a material adverse effect on our revenues and profitability

        The supply of vessels generally increases with deliveries of new vessels and decreases with the scrapping of older vessels, conversion of vessels to other uses, such as floating production and storage facilities, and loss of tonnage as a result of casualties. Currently there is significant new building activity with respect to virtually all sizes and classes of vessels. If the amount of tonnage delivered exceeds the number of vessels being scrapped, vessel capacity will increase. If the supply of vessel capacity increases faster than the demand for vessel capacity, the charter rates paid for our vessels as well as the value of our vessels could materially decline. Such a decline in charter rates and vessel values would likely have a material adverse effect on our revenues and profitability.

Our operating results from our tankers are subject to seasonal fluctuations, which may adversely affect our operating results and ability to pay dividends

        After the acquisition of the Identified Vessels, 20 of the vessels in our Combined Fleet will be tankers, representing approximately 77% of our Combined Fleet and approximately 85% of our total deadweight capacity. We operate our tankers in markets that have historically exhibited seasonal variations in demand and, therefore, charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The tanker sector is typically stronger in the fall and winter months in anticipation of increased oil consumption of oil and petroleum products in the northern hemisphere during the winter months. Our Handymax tankers carry, in part, refined petroleum products such as gasoline, jet fuel, kerosene, naphtha and heating oil. As a result, our revenues from our tankers may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, revenues may be stronger in fiscal quarters ended December 31 and March 31. This seasonality could materially affect our results from operations.

Compliance with safety and other vessel requirements imposed by classification societies may be very costly and may adversely affect our business

        The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. Our vessels are currently enrolled with the American Bureau of Shipping, Lloyd's Register of Shipping and Det Norske Veritas, each of which is a member of the International Association of Classification Societies.

        A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry docked every two to three years for inspection of the underwater parts of such vessel.

        If any vessel does not maintain its class and/or fails any annual survey, intermediate survey or special survey, the vessel will be unable to trade between ports and will be unemployable, which would negatively impact our revenues and results from operations.

Our earnings may be adversely affected if we do not successfully employ our vessels

        We seek to deploy our vessels on both time charters and in the spot market in a manner that will optimize our earnings. As of November 30, 2007, 12 of our tanker vessels, as well as the drybulk vessel delivered to us on November 12, 2007, were contractually committed to time charters. One of the remaining Identified Vessels will initially be committed to a time charter, and another will initially be committed to a bareboat charter. Although these time charters provide relatively steady streams of revenue as well as a portion of the revenues generated by the charterer's deployment of the vessels in the spot market or otherwise, our vessels committed to time charters may not be available for spot voyages during an upturn in the tanker or drybulk industry cycle, as the case may be, when spot voyages might be more profitable. The spot market is highly competitive, and spot market charter rates may fluctuate dramatically based on the supply and demand for the major commodities internationally carried by water and other factors. We cannot assure you that future spot market voyage charters will be available at rates that will allow us to operate our vessels profitably. As of November 30, 2007, seven vessels were trading in the spot market, and we expect three of the Identified Vessels will initially trade on the spot market after their delivery to us. If we cannot continue to employ these vessels on time charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer.

World events could adversely affect our results of operations and financial condition

        Terrorist attacks such as the attacks on the United States on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain any additional financing or, if we are able to obtain additional financing, to do so on terms favorable to us. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business

        International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

        It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Business

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share

        We intend to continue to grow our fleet after the acquisition of the Identified Vessels. Our growth will depend on:

  •
  locating and acquiring suitable vessels;

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  identifying and consummating acquisitions or joint ventures;

  •
  integrating any acquired business successfully with our existing operations;

  •
  enhancing our customer base;

  •
  managing expansion; and

  •
  obtaining required financing.

        Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant additional expenses and losses in connection therewith.

As we expand our business, we will need to improve our operations and financial systems and staff; if we cannot improve these systems or recruit suitable employees, our performance may be adversely affected

        Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and our attempts to improve those systems may be ineffective. If we are unable to operate our financial and operations systems effectively or to recruit suitable employees as we expand our fleet, our performance may be adversely affected.

A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels

        The loan agreements under our secured credit facilities contain a covenant that requires the aggregate market value of the mortgaged vessels to at all times exceed 140% of the aggregate outstanding principal amount of the loan. If the market value of our fleet declines, we may be in default of this loan covenant and we may not be able to refinance our debt or obtain additional financing. If we are unable to pledge additional collateral, our lenders could accelerate our debt and foreclose on our fleet. In addition, a sale of a vessel at a time when its market value has declined below its carrying value on our books would adversely affect our results.

Servicing current and future debt will limit funds available for other purposes and impair our ability to react to changes in our business

        To finance our fleet expansion program, we incurred secured indebtedness. We must dedicate a portion of our cash flow from operations to pay the principal and interest on our indebtedness. These payments limit funds otherwise available for working capital, capital expenditures and other purposes. As of September 30, 2007, we had total indebtedness of $335.1 million (net of unamortized deferred financing fees of $3.5 million), and a ratio of indebtedness to total capital of approximately 60.8%. We will need to take on additional indebtedness as we expand our fleet, which could increase our debt to equity ratio.

        Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of, our indebtedness. Our substantial debt could also have other significant consequences. For example, it could:

  •
  increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

  •
  require us to dedicate a substantial portion, if not all, of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to competitors that have less debt or better access to capital;

  •
  limit our ability to raise additional financing on satisfactory terms or at all; and

  •
  adversely impact our ability to comply with the financial and other restrictive covenants in the indenture governing the notes and the credit agreements governing the debts of our subsidiaries, which could result in an event of default under such agreements.

        Furthermore, our interest expense could increase if interest rates increase because some of the debt under the credit facilities of our subsidiaries is variable rate debt. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

Our loan agreements contain restrictive covenants that may limit our liquidity and corporate activities

        Our loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:

  •
  incur additional indebtedness;

  •
  create liens on our assets;

  •
  sell capital stock of our subsidiaries;

  •
  engage in mergers or acquisitions;

  •
  pay dividends;

  •
  make capital expenditures or other investments;

  •
  change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

  •
  sell our vessels.

        Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders' interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders' permission when needed. This may prevent us from taking actions that are in our best interest.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers

        The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

We will change our accounting policy and expense all drydocking costs as we incur them, which may result in significant and varying effect on our results of operations from period to period.

        We have historically accounted for drydocking costs that qualified as "Planned Major Maintenance Activities" using the deferral method, under which we amortized drydocking costs over the estimated period of benefit between drydockings. Beginning with the fourth quarter of 2007 we intend to change our accounting policy and will now expense all drydocking costs as we incur them. The effect of this new accounting policy will be presented on a comparative basis for all periods covered in future quarterly and annual earnings announcements and filings. When the accounting policy is applied to comparatives, net income for the year ended December 31, 2006 and for the nine month period ended September 30, 2007 will decrease by approximately $26.1 million and $0.07 million, or $0.86 and $0.01 per share, respectively.

        Depending upon the future drydocking schedule for our fleet and the extent of repairs our vessels will require, expensing our drydocking costs as incurred could have a significant and varying effect on our results of operations from period to period and may make it difficult to compare our operating results to those of other companies.

In the highly competitive international tanker and drybulk shipping markets, we may not be able to compete for charters with new entrants or established companies with greater resources

        We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. The operation of tanker and drybulk vessels and the transportation of cargoes shipped in these vessels, as well as the shipping industry in general, is extremely competitive. Competition arises primarily from other vessel owners, including major oil companies as well as independent tanker and drybulk shipping companies, some of whom have substantially greater resources than we do. Competition for the transportation of oil and refined petroleum products and drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter and operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than us.

Our stock price may fall below the minimum share price requirements of the NASDAQ Global Select Market

        Although the price of shares of our common stock is currently above the minimum share price requirement to maintain the listing of our shares on the NASDAQ Global Select Market, it may not remain above the minimum required share price in the future. Our common stock has recently been trading between $6.00 and $3.58 per share. If our share price falls below the required $1.00 minimum share price requirement for listed stock or we fail to maintain any other listing requirements, our stock could be delisted. As long as our share price remains below $5.00, our common stock will not be marginable and this may reduce the liquidity of our common stock. Any of these events could result in an active trading market no longer existing for our shares. In addition, many institutional investors will not invest in companies whose shares trade at less than $5.00, meaning that there may be less demand for our shares if the price of our common stock falls below $5.00, which may result in a decrease in our share price.

We depend upon a few significant customers for a large part of our revenues. The loss of one or more of these customers could adversely affect our financial performance

        We have historically derived a significant part of our revenue from a small number of charterers. In 2006, approximately 40% of our revenue was derived from 2 charterers; Glencore and Vitol provided 29% and 11% of our revenues, respectively. The occurrence of any problems with these charterers may adversely affect our revenues.

We may be unable to attract and retain key management personnel and other employees in the international tanker and drybulk shipping industries, which may negatively affect the effectiveness of our management and our results of operations

        Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment contracts with our President, Chief Executive Officer and Director, Evangelos Pistiolis, our Chief Financial Officer and Director, Stamatios Tsantanis and our Executive Vice President and Director, Vangelis Ikonomou and our Officer Demetrios Souroullas. Our success will depend upon our ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not intend to maintain "key man" life insurance on any of our officers.

Risks involved with operating oceangoing vessels could affect our business and reputation, which would adversely affect our revenues and stock price

        The operation of an oceangoing vessel carries inherent risks. These risks include the possibility of:

  •
  marine disaster

  •
  piracy;

  •
  environmental accidents;

  •
  cargo and property losses or damage; and

  •
  mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

        Any of these circumstances or events could result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, delay or rerouting, and could increase our costs or lower our revenues. The involvement of our vessels in an oil spill or other environmental disaster may harm our reputation as a safe and reliable vessel operator. If one of our vessels were involved in an accident with the potential risk of environmental contamination, the resulting media coverage could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Delays in deliveries of our vessels could harm our operating results

        We took delivery of one Identified Vessel on November 12, 2007, and are scheduled to take delivery of the other five Identified Vessels in connection with this offering between

December 2007 and March 2008. The delivery of the remaining five Identified Vessels, or any secondhand vessels we may purchase, could be delayed, which would delay our receipt of revenues in the spot market or under period charters for the vessels. If delivery of a vessel is materially delayed, it could adversely affect our results of operations and financial condition.

Rising fuel prices may adversely affect our profits

        Fuel is a significant, if not the largest, operating expense for many of our shipping operations when our vessels are not under period charter. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. As a result, an increase in the price of fuel may adversely affect our profitability. Further, fuel may become much more expensive in future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could affect our cash flow and financial condition

        If our vessels suffer damage, they may need to be repaired at a drydocking facility, resulting in vessel downtime. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover. The inactivity of these vessels while they are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or we may be forced to move to a drydocking facility that is not conveniently located to our vessels' positions. The loss of earnings while our vessels are forced to wait for space or to relocate to drydocking facilities that are farther away from the routes on which our vessels trade would decrease our earnings.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings

        While we rigorously inspect previously owned, or secondhand vessels prior to purchase, this does not normally provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. Also, we do not receive the benefit of warranties from the builders if the vessels we buy are older than one year.

        In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. As of November 30, 2007, 19 of the vessels in our fleet were more than 10 years of age. One of the Identified Vessels is more than 10 years of age. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

        Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we are not certain that the price for which we sell them will equal at least their carrying amount at that time.

We may not have adequate insurance to compensate us if we lose our vessels

        We procure insurance for our fleet against those types of risks commonly insured against by vessel owners and operators. These insurances include hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage, war risk insurance and insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. While we currently have loss of hire insurance that covers, subject to annual coverage limits, all of the vessels in our fleet, we may not purchase loss of hire insurance to cover newly acquired vessels. We can give no assurance that we are adequately insured against all risks. We may not be able to obtain adequate insurance coverage at reasonable rates for our fleet in the future. The insurers may not pay particular claims. Our insurance policies contain deductibles for which we will be responsible, limitations and exclusions which may nevertheless increase our costs or lower our revenue.

Maritime claimants could arrest our vessels, which could interrupt our cash flow

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest lifted.

        In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our ships.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings

        A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes her owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could negatively impact our revenues should we not receive adequate compensation.

Certain existing stockholders, who hold approximately 20.8% of our common stock, may have the power to exert control over us, which may limit your ability to influence our actions

        Sovereign Holdings Inc., or Sovereign Holdings, a company that is wholly owned by our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, and Kingdom Holdings Inc., or Kingdom Holdings, a company owned primarily by adult relatives of our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, own, directly or indirectly, approximately 10.9% of the outstanding shares of our common stock. In addition, Sphinx Investment Corp., a corporation owned and controlled by unaffiliated third parties, owns 9.9% of our stock. Together, these existing shareholders own 20.8% of our common stock. While these shareholders have no agreement, arrangement or understanding relating to the voting of their shares of common stock, due to the number of shares of our common stock they own, they have the power to exert considerable influence over our actions.

Investor confidence and the market price of our common stock may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

        We are subject to Section 404 of the Sarbanes-Oxley Act of 2002, which requires us to include in our annual report on Form 20-F our management's report on, and assessment of the effectiveness of, our internal controls over financial reporting. These requirements have been applied to our annual report for the fiscal year ending December 31, 2006. In addition, beginning with the annual report for the fiscal year ending December 31, 2007, our independent registered public accounting firm will be required to attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting. If we fail to achieve and maintain the adequacy of our internal controls over financial reporting, we will not be in compliance with all of the requirements imposed by Section 404. Any failure to comply with Section 404 could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could harm our business and could negatively impact the market price of our common stock.

We may have to pay tax on United States source income, which would reduce our earnings

        Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code.

        We expect that we and each of our subsidiaries will qualify for this statutory tax exemption and we have taken this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source income. Therefore, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

        If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our U.S. source shipping income. The imposition of this taxation could have a negative effect on our business.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. holders

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

        Based on our current assets and activities, and our proposed method of operation, we do not believe that we will be a PFIC with respect to our current taxable year or any subsequent taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax Considerations—U.S. Federal Income Taxation of U.S. Holders"), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common stock. See "Tax Considerations—U.S. Federal Income Taxation of U.S. Holders" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

Because we generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations

        We generate all of our revenues in U.S. dollars but incur approximately 6% of our expenses in currencies other than U.S. dollars, mainly Euros. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the other currencies, in particular the Euro. Should the Euro appreciate relatively to the U.S. dollar, then our expenses will increase in U.S dollar terms, thereby decreasing our net income. Specifically, in the 12 months ended December 31, 2006, the value of the U.S. dollar decreased by 12.53% as compared to the Euro. We have not hedged these risks. Our operating results could suffer as a result.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law

        Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Security holder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our security holders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would security holders of a corporation incorporated in a United States jurisdiction.

Offering Specific Risk Factors

If we cannot complete the purchase of the vessels we intend to purchase with the proceeds of this offering, we may use the proceeds of this offering for general corporate purposes with which you may not agree

        If the sellers of some or all of the vessels fail to deliver the vessels to us as agreed, or if we cancel a purchase agreement because a seller has not met its obligations to us, our management will have the discretion to apply the proceeds of this offering that we would have used to purchase those vessels to acquire other vessels or for general corporate purposes with which you may not agree. We will not escrow the proceeds from this offering and we will not return the proceeds to you if we do not take delivery of one or more vessels. It may take a substantial period of time before we can locate and purchase other suitable vessels. We cannot assure you that we will be able to charter these vessels at rates that yield returns comparable to those the vessels in our Initial Fleet might have earned.

The price of our common shares after this offering may be volatile

        The price of our common shares may fluctuate due to factors such as:

  •
  actual or anticipated fluctuations in quarterly and annual results;

  •
  mergers and strategic alliances in the shipping industry;

  •
  market conditions in the industry;

  •
  changes in government regulation;

  •
  fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

  •
  shortfalls in our operating results from levels forecast by securities analysts;

  •
  announcements concerning us or our competitors; and

  •
  the general state of the securities market.

        The seaborne transportation industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.

Future sales of our stock may depress our share price

        The market price of our common stock could decline as a result of sales of substantial amounts of stock in the public market or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future equity offerings.

You may experience dilution in the future

        Future offerings of our common shares may result in a dilution of your investment, depending on the price at which those shares will be offered.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $87.4 million or approximately $100.6 million if the underwriters exercise their over-allotment option, after the payment of discounts and commissions to the underwriters. These estimates are based on an assumed public offering price of $4.42 per share, which is the last reported sale price on November 30, 2007.

        We expect to use the net proceeds of this offering in the following manner:

  •
  $35.0 million to purchase the Identified Vessels;

  •
  $20.0 million to repay currently outstanding debt to DVB Bank (1);

  •
  $20.4 million to repay debt for (i) the acquisition of the M/V Bertram and arrangement fees and (ii) outstanding debt to DVB Bank (2);

  •
  $5.0 million to repay debt for the acquisition of the Identified Vessels to HSH NORDBANK (3);

  •
  the remainder for general corporate purposes.

(1)
This loan is a 5 year loan bearing interest at LIBOR plus a margin with an outstanding balance as of November 30, 2007 of $132.6 million.

(2)
This repayment is part of a bridge loan of $35.0 million maturing June 30, 2008, bearing interest at LIBOR plus a margin.

(3)
This loan is a 7 year loan bearing interest at LIBOR plus a margin with an outstanding balance as of November 30, 2007 of $29.7 million.

        We will use some of the proceeds of this offering for general corporate or working capital purposes. See "Risk factors—Risks related to our company—We may use the proceeds of this offering for general corporate purposes with which you may not agree" for a discussion of the risks associated with our use of the proceeds.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at September 30, 2007:

  •
  on an actual basis;

  •
  on an adjusted basis to take effect of:

  •
  the drawdown of $50.1 million to (i) finance the acquisition of the M/V Bertram, delivered on November 12, 2007 and arrangement fees to DVB Bank and (ii) payments of loan installments and related fees on one of our existing loan facilities with DVB Bank;

  •
  the scheduled loan repayment of $7.4 million on our existing credit facility with DVB Bank;

  •
  on a further adjusted basis to take effect of:

  •
  our issuance and sale of 21,000,000 shares of common stock in this offering at an assumed offering price of $4.42 per share, the last reported closing price of our common shares on November 30, 2007, net of estimated underwriters' discounts and commissions and offering expenses, and application of those proceeds as described under "Use of Proceeds";(1)(2)

  •
  the repayment of $45.4 million of debt with the net proceeds of this offering as described under "Use of Proceeds";

  •
  the indebtedness the Company intends to incur under the following credit facilities for the acquisition of the remaining Identified Vessels, which have been executed but on which no amounts have been drawn:

  •
  $50.0 million for the acquisition of a drybulk vessel;

  •
  $48.0 million for the acquisition of a drybulk vessel; and

  •
  $65.3 million for the acquisition of two drybulk vessels.

(Expressed in thousands of U.S. Dollars)	As at September 30, 2007	As at September 30, 2007 (as adjusted)	As at September 30, 2007 (as further adjusted)(1)
Debt:
Current portion of long term debt	$40,190	$57,907	$32,478
Total long term debt, net of current portion	294,941	319,887	463,216

Total debt	335,131	377,794	495,694

Stockholders' equity:
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,375,726 and 58,375,726 shares issued and outstanding at September 30, 2007 and as adjusted, respectively	371	371	581
Additional paid-in capital	146,724	146,724	233,929
Accumulated other comprehensive loss	(6)	(6)	(6)
Retained earnings(2)	69,145	69,145	69,145

Total stockholders' equity	216,234	216,234	303,649

Total capitalization	$551,365	$594,028	$799,342

(1)
Assumes that the over-allotment option is not exercised by the underwriters.

(2)
Does not include the effect of the change in accounting policy that we intend to make beginning with the fourth quarter of 2007. Specifically, we have historically accounted for drydocking costs that qualified as "Planned Major Maintenance Activities" ("PMMA") using the deferral method. Nevertheless, we believe the direct expense method is preferable as it eliminates the significant amount of time and subjectivity involved to determine which costs and activities related to drydocking qualify as PMMA under the deferral method.

Beginning with the fourth quarter of 2007 we intend to change our accounting policy for PMMA from the deferral method, under which we amortized drydocking costs over the estimated period of benefit between drydockings, to the direct expense method, under which we will expense all drydocking costs as incurred. We will reflect this change as a change in accounting principle from an accepted accounting principle to a preferable accounting principle in accordance with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

The effect of this change in accounting policy would be a decrease in our retained earnings by $36.7 million.

PRICE RANGE OF COMMON STOCK

        The trading market for our common stock is the Nasdaq Global Select Market, on which the shares are listed under the symbol "TOPT." The following table sets forth the high and low closing prices for our common stock since our initial public offering of common stock at $11.00 per share on July 23, 2004, as reported by the Nasdaq Global Select Market. The high and low closing prices for our common stock for the periods indicated were as follows:

	HIGH		LOW
For the Fiscal Year Ended December 31, 2006		$18.22		$4.65
For the Fiscal Year Ended December 31, 2005		22.00		12.27
For the Fiscal Year Ended December 31, 2004 (beginning July 23, 2004)		24.14		10.51
For the Quarter Ended:
September 30, 2007		$8.40		$4.96
June 30, 2007		7.47		4.48
March 31, 2007		5.25		4.45
December 31, 2006		6.35		4.65
September 30, 2006		6.72		5.50
June 30, 2006		12.62		6.09
March 31, 2006		18.22		11.90
December 31, 2005		15.01		12.27
September 30, 2005		16.90		13.75
June 30, 2005		19.38		14.21
March 31, 2005		22.00		14.25
For the Month:
December 2007 (to December 3, 2007)	$		$
November 2007		5.78		3.59
October 2007		7.41		5.70
September 2007		7.34		5.55
August 2007		7.40		4.96
July 2007		8.40		6.60
June 2007		7.47		6.05
May 2007		6.27		4.48
April 2007		4.85		4.52
March 2007		5.25		4.45
February 2007		5.23		4.75
January 2007		5.09		4.50
December 2006		5.53		4.65

DIVIDEND POLICY

        The Company does not currently pay dividends to holders of its Common Stock.

BUSINESS

        We are a provider of international seaborne transportation services, carrying petroleum products and crude oil and, after the delivery of the Identified Vessels, drybulk commodities for the steel, electric utility, construction and agri-food industries. Our fleet as of September 30, 2007, comprises 20 vessels (including 11 vessels sold and leased back), consisting of 8 double-hull Handymax tankers and 12 double-hull Suezmax tankers, with a total cargo carrying capacity of approximately 2.2 million dwt. In addition, we have entered into agreements to purchase six drybulk vessels, comprising one Supramax vessel, four Panamax vessels and one Handymax vessel, with a total cargo carrying capacity of 0.4 million dwt. One of the Identified Vessels, the Panamax vessel M/V Bertram, was delivered to us on November 12, 2007. Our Handymax tankers carry refined petroleum products, such as gasoline, jet fuel, kerosene, naphtha and heating oil, and our Suezmax tankers carry crude oil. 100% of our current tanker fleet is double-hull. Our drybulk vessels will carry drybulk cargoes such as iron ore, coal, grains, steel products, fertilizer, cement, bauxite, sugar and scrap metals.

        We actively manage the deployment of our fleet between spot market voyage charters, which generally last from several days to several weeks, and time charters, which can last up to several years. 87% of our current tanker fleet by dwt are sister ships, which enhances the revenue generating potential of our fleet by providing us with operational and scheduling flexibility. Sister ships also increase our operating efficiencies because technical knowledge can be applied to all vessels in a series and create cost efficiencies and economies of scale when ordering spare parts, supplying and crewing those vessels.

        We have agreed to acquire the Identified Vessels from their current owners for a total purchase price of $370.1 million. The acquisition of these vessels is financed in part through the proceeds of this offering and in part through new secured loan facilities in the amount of $228.0 million.

        Five of the Identified Vessels, a Supramax vessel of 51,200 dwt built in 2002, a Panamax vessel of 75,928 dwt built in 2001, a Panamax vessel of 75,933 dwt built in 2000, a Panamax vessel of 75,681 dwt built in 2000 and a Handymax vessel of 45,526 dwt built in 2000, are expected to be delivered to us between December 2007 and March 2008. One of the Identified Vessels, a Panamax vessel of 73,506 dwt built in 1995 named M/V Bertram, was delivered to us on November 12, 2007. We have agreed to deploy one of the Panamax vessels on a time charter for a period of 24-26 months at $29,700 per day, the Supramax vessel on a bareboat charter to the sellers of the vessel for a period of 18 months at a daily net rate of $25,650 and the Handymax vessel on a time charter for a period of 14-16 months at $22,000. The remaining three Panamax vessels will be employed under spot market charters.

        Our acquisition of the Identified Vessels will increase the size of our Combined Fleet to 26 vessels, representing approximately 2.6 million dwt. After the acquisition of the Identified Vessels, we will own 15 of the 26 vessels in our Combined Fleet.

Our Fleet

        As of November 30, 2007, our Combined Fleet consisted of 26 vessels (including 11 vessels sold and leased back), comprised of 8 double-hull Handymax product tankers and 12 double-hull Suezmax tankers, with a total cargo carrying capacity of approximately 2.2 million dwt, and six Identified Vessels with a total cargo capacity of approximately 0.4 million dwt. One of the Identified Vessels was delivered to us on November 12, 2007, and we expect the remaining five Identified Vessels to be delivered between December 2007 and March 2008.

        In July 2007, we entered into agreements to acquire three drybulk vessels from unrelated third parties as follows: (i) a 2002 built super Handymax, or Supramax, vessel of 51,200 dwt, built in China, which will be chartered back to the sellers for a period of 18 months at a daily net rate of $25,650 on a bareboat basis; (ii) a 1995 built Panamax vessel of 73,506 dwt, built in South Korea, which will be time-chartered for a period of 24-26 months at a daily net rate of $29,700; and (iii) a 2000 built Handymax vessel of 45,526 dwt, built in Philippines, which will be time-chartered for a period of 14-16 months at a daily net rate of $22,000. On November 12, 2007, we took delivery of one of these vessels, the Panamax vessel M/V Bertram. The other two vessels are scheduled to be delivered between December 2007 and January 2008. The aggregate purchase price of the vessels is $148.1 million, of which we paid a deposit totaling in aggregate $14.7 million. We intend to finance the acquisition through new loan facilities, working capital, and the proceeds from this offering.

        In August 2007, we entered into agreements to acquire another three drybulk vessels from unrelated sellers as follows: (i) one 2001 built Panamax vessel of 75,928 dwt, built in Japan, (ii) one 2000 built Panamax vessel of 75,933 dwt, built in Japan and (iii) one 2000 built Panamax vessel of 75,681 dwt, built in Japan. The vessels are scheduled to be delivered between January and March 2008 and to enter into spot market trading. The aggregate purchase price of the vessels is $222.0 million, of which we paid a deposit totaling in aggregate $22.2 million. We intend to finance the acquisition through new loan facilities, working capital, and the proceeds from this offering.

        The following table presents the Company's fleet list and employment as of November 23, 2007:

	Dwt	Year Built	Charter Type	Expiry		Daily Base Rate	Profit Sharing Above Base Rate (2007)	Daily Charter Hire Expense
12 Suezmax Tankers
Timeless (C)	154,970	1991	Spot (1)					$25,000
Flawless (C)	154,970	1991	Spot (2)					$25,000
Stopless (C)	154,970	1991	Time Charter	Q3/2008		$35,000	50% thereafter	$25,000
Priceless (C)	154,970	1991	Spot (3)					$25,000
Faultless (D)	154,970	1992	Spot (4)					$23,450
Noiseless (F)	149,554	1992	Spot (5)				None
Stainless (F)	149,599	1992	Time Charter	Q3/2008	(A)	$44,500	None
Endless (F)	135,915	1992	*				None
Limitless (F)	136,055	1993	Time Charter	Q4/2008	(E)	$36,500
Stormless (F)	150,038	1993	Time Charter**	Q2/2010		$35,000	None
Ellen P (F)	146,286	1996	Spot (6)
Edgeless (F)	147,048	1994	Spot (7)
8 Handymax Tankers
Sovereign (B)	47,084	1992	Time Charter	Q3/2009		$14,000	50% thereafter	$11,600
Relentless (B)	47,084	1992	Time Charter	Q3/2009		$14,000	50% thereafter	$11,500
Vanguard (C)	47,084	1992	Time Charter	Q1/2010		$15,250	50% thereafter	$13,200
Spotless (C)	47,094	1991	Time Charter	Q1/2010		$15,250	50% thereafter	$13,200
Doubtless (C)	47,076	1991	Time Charter	Q1/2010		$15,250	50% thereafter	$13,200
Faithful (C)	45,720	1992	Time Charter	Q2/2010		$14,500	100% first $500 + 50% thereafter	$13,200
Dauntless (F)	46,168	1999	Time Charter	Q1/2010		$16,250	100% first $1,000 + 50% thereafter
Ioannis P (F)	46,346	2003	Time Charter	Q4/2010		$18,000	100% first $1,000 + 50% thereafter
Total Tanker DWT	2,163,001

(A)
Charterers have option to extend contract for an additional one-year period.

(B)
Vessels sold and leased back in August and September 2005 for a period of 7 years.

(C)
Vessels sold and leased back in March 2006 for a period of 5 years.

(D)
Vessel sold and leased back in April 2006 for a period of 7 years.

(E)
Charterers have option to extend contract for an additional four-year period.

(F)
Owned vessels.

*
In drydock.

**
Time charter will commence December 5, 2007.

(1)
Currently on a spot charter at a rate of $53,000. Already fixed for two additional, repositioning spot charters at $22,000 each.

2.
Has concluded its previous spot charter and is awaiting fixing of its next spot charter.

3.
Currently completing a spot charter at a rate of $11,550. After conclusion of its current charter, will be fixed on a time charter at a daily base rate of $29,000 that will expire in Q4/2009. This charter has a profit sharing above the base rate of 65% to us.

4.
Currently completing a spot charter at a rate of $25,000.

5.
Currently completing a spot charter at a rate of $14,000. Already fixed for another spot charter at $75,000.

6.
Currently completing a spot charter at a rate of $17,000. Already fixed for another spot charter at $40,000.

7.
Currently completing a spot charter at a rate of $52,000. Already fixed for another spot charter at $41,000.

        The following table presents information about the Identified Vessels:

	Dwt	Year Built	Charter Type	Expiry	Net Daily Base Rate (1)	Expected Delivery Date
Identified Vessel #1	73,506	1995	Time Charter	24-26 months from delivery, at charterer's option	$29,700	November 2007(2)
Identified Vessel #2	45,526	2000	Time Charter	14-16 months at charterer's option	$22,000	December 2007
Identified Vessel #3	51,200	2002	Bareboat Charter	May 1st or June 30th 2009, at charterer's option	$25,650	January 2008
Identified Vessel #4	75,928	2001	Spot			January 2008
Identified Vessel #5	75,933	2000	Spot			February 2008
Identified Vessel #6	75,681	2000	Spot			March 2008
Total Drybulk DWT	397,774

(1)
There are no profit sharing arrangements for these charters.

(2)
We took delivery of this vessel, the M/V Bertram, on November 12, 2007.

Chartering of the Fleet

        As of November 30, 2007, 13 of the 20 tankers (eight Handymax tankers and five Suezmax tankers) operated under time charter contracts with an average initial term of over three years with all but four of the time charters including profit sharing arrangements. We seek to deploy our vessels on both time charters and in the spot market in a manner that will optimize our earnings. Upon delivery, two of the Identified Vessels will operate under time charters, one of the Identified Vessels will operate under a bareboat charter, and we expect the remaining three Identified Vessels to be employed under spot market charters.

Management of the Fleet

        Since July 1, 2004, TOP Tanker Management, our wholly-owned subsidiary, has been responsible for all of the chartering, operational and technical management of our tanker fleet, including crewing, maintenance, repair, capital expenditures, drydocking, vessel taxes, maintaining insurance and other vessel operating expenses under management agreements with our vessel owning subsidiaries. TOP Tanker Management Inc. has built a management team with significant experience in operating large and diversified fleets of tankers and drybulk carriers and has expertise in all aspects of commercial, technical, management and financial areas of our business.

        As of November 30, 2007, TOP Tanker Management has subcontracted the day to day technical management of two Handymax tankers and two Suezmax tankers to V.Ships Management Limited and Hanseatic Shipping Company Ltd, both being ship management companies.

        Top Tanker Management will be responsible for the management of the Identified Vessels and it may subcontract certain aspects of day-to-day management to third parties.

Competitive Strengths

        We believe we possess a number of distinguishing factors that provide us with a strong position within the industry including:

  •
  Multi-Sector Presence.    Following our acquisition of the Identified Vessels, our vessels will carry a wide range of cargoes worldwide over a number of trade routes. Our tankers carry refined petroleum products and crude oil and we expect our drybulk carriers will carry predominantly iron ore, coal, grains, steel products, cement, bauxite, fertilizers, sugar and scrap metals. These commodities are used in the energy, construction, steel and agri-food industries. We intend to transport these cargoes on several geographically diverse routes, thereby reducing our dependency on any one cargo, industry or trade route. By diversifying into the drybulk sector, we will also reduce our dependency on the tanker sector.

  •
  Experienced Management Team.    Our founder, President and Chief Executive Officer, Evangelos J. Pistiolis, has assembled a management team of senior executive officers and key employees with extensive experience in the shipping industry. Our management team has significant experience operating large and diversified fleets of tankers and drybulk carriers and has expertise in all aspects of commercial, technical, management and financial areas of our business, promoting a focused marketing effort, tight quality and cost controls, effective operations and safety.

  •
  Established Track Record.    We have established a track record of growth, growing from seven vessels representing approximately 454,000 dwt before the initial public offering of our common stock in July 2004 to 21 vessels representing approximately 2.0 million dwt after the follow-on offering of our common stock in November 2004. We now have grown to 26 vessels (including the 11 vessels sold and leased back) representing approximately 2.6 million dwt following delivery of the Identified Vessels to be acquired partially with proceeds from this offering. We believe that our management structure, operations and financial systems are well-equipped to accommodate the expansion of our fleet into the drybulk area.

  •
  Strong Customer Relationships.    We have strong relationships with our customers and charterers that we believe are the result of the quality of our fleet and our reputation for dependability. Through fixed period time charters and spot charters, we provide services to many national, regional and international oil companies, charterers and oil traders, including Glencore, PDVSA, Shell and Arcadia. We focus on the needs of our customers and acquire tankers and upgrade our fleet based on their requirements and specifications, which we believe enables us to obtain repeat business from our customers. Similarly, we intend to build strategic relationships with customers and charterers in the drybulk market.

  •
  Cost-Efficient Operations.    We believe we are a cost-efficient and reliable vessel operator because of the strength of our management team and the quality of our vessels. We have contained operating expenses through rigorous regular maintenance programs. Furthermore, our technical and operating expertise enables us to switch efficiently between different cargoes, such as dirty or clean refined petroleum products in our tankers, and following our acquisition of the six drybulk carriers in connection with this offering, between iron ore, coal, grains and other cargoes, in a timely manner, thereby reducing ballast time between voyages.

  •
  High-Quality Vessels.    Our combined fleet will consist of high quality tankers and drybulk carriers. All of our tankers are double hulled and we believe that the Identified Vessels are high quality ships in good technical condition. We intend to acquire only vessels with high quality design and specifications and preserve their condition through our ongoing maintenance programs. We believe that this policy enhances the value of our vessels, over time and enables us to operate our vessels efficiently.

  •
  Focus on Sister Ships.    Approximately 87% of our current tanker fleet are sister ships. We have and will continue to seek to acquire sister ships, which provide us with efficiencies in meeting our customers' needs and enhance the revenue generating potential of our fleet by providing operational and scheduling flexibility. The uniform nature of sister ships also provides us with operating cost efficiencies in maintaining, supplying and crewing them.

Business Strategy

        Our tanker business strategy is focused on building and maintaining enduring relationships with participants in the international tanker industry, including leading charterers, oil companies, oil traders, brokers, suppliers, classification societies, insurers and others. We seek to continue to create long-term value principally by acquiring and operating high quality double-hull, refined petroleum products and crude oil tankers on an attractive basis for our shareholders. In addition, we will diversify our fleet portfolio by acquiring drybulk vessels as described herein, beginning with the acquisition of the Identified Vessels. We intend to continue to review the market for drybulk vessels to continue our program of acquiring suitable vessels on attractive terms.

        We believe we have established a reputation in the international ocean transport industry for operating and maintaining our fleet with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and drybulk vessels, and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

        We believe we can optimize return on our investments and maximize shareholder value through our strategy.

  •
  Diversified Sector Profile.    We intend to maintain a diversified fleet profile, operating vessels in sectors and size segments within those sectors that provide seaborne transportation services to a number of industries and trades. Our fleet of double-hull tankers enable us to serve customers in both the crude oil and refined petroleum products sectors of the oil and refining industries and our drybulk carriers, beginning with the Identified Vessels, are expected to serve customers in the steel, electric utility, construction, steel and agri-food industries. This reduces our reliance on any one industry and provides us with diversified sources and greater stability of revenue.

  •
  Return Driven Acquisitions and Selected Fleet Expansion.    We intend to grow our fleet through timely and attractive acquisitions of high quality, double-hull crude oil and refined petroleum products tankers, drybulk carriers and other types of vessels. We continuously monitor acquisition opportunities in the shipping industry among a number of sectors based on certain financial returns criteria. Cargo shipping sectors such as tankers, drybulk carriers, container vessels and LNG carriers share similar operating characteristics. At times, a certain shipping sector may offer unique investment opportunities that exceed those of other sectors based on our financial criteria. We seek to identify, analyze and invest when attractive opportunities arise.

  •
  Balanced Fleet Deployment.    We seek to further reduce revenue volatility and enhance our potential for participation in rising charter markets by utilizing various employment contracts for our vessels. We actively and strategically deploy our fleet between time charters, which can last up to several years, and spot charters, which generally last from several weeks to six months. Vessels operating under spot charters may generate increased or decreased profit margins during periods of improvement or deterioration in charter rates, while vessels operating on period charters generally provide more predictable cash flows. After the acquisition of the Identified vessels, 62% of our Combined Fleet will be on period charters and 38% will be on spot charters.

  •
  Significant Market Presence.    Our growth strategy of operating a relatively significant fleet in selected sectors will provide us with the ability to develop a strong presence in multiple sectors of the shipping industry and to build and maintain enduring relationships with charterers. By operating a significant fleet in selected shipping sectors and size segments within those sectors, we will enhance our attractiveness to charterers by offering a variety of vessels, including sister ships, to meet their diverse scheduling needs and provide flexibility to deploy our vessels in period and spot charter contracts.

Crewing and Employees

        As of December 31, 2006 and September 30, 2007, TOP TANKERS Inc. had three and four employees, respectively, while our wholly-owned subsidiary, TOP Tanker Management, employed approximately 68 and 87 employees, respectively, all of whom are shore-based. TOP Tanker Management ensures that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that our vessels employ experienced and competent personnel.

        All of the employees of TOP Tanker Management are subject to a general collective bargaining agreement covering employees of shipping agents in Greece. These agreements set industry-wide minimum standards. We have not had any labor problems with our employees under this collective bargaining agreement and consider our workplace and labor union relations to be good.

Environmental Regulation

        Government regulations and laws significantly affect the ownership and operation of our vessels. We are subject to various international conventions, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered. We cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels.

        Various governmental and quasi-governmental agencies require us to obtain permits, licenses, certificates and financial assurances for the operation of our vessels.

        We believe that the heightened levels of environmental and quality concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with applicable local, national and international environmental laws and regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

        Our vessels are subject to both scheduled and unscheduled inspections by a variety of governmental and private entities, each of which may have unique requirements. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers, particularly terminal operators and oil companies. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels.

    International Maritime Organization (IMO)

        The International Maritime Organization, or IMO (the United Nations agency for maritime safety and the prevention of pollution by ships), has adopted the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, which has been updated through various amendments, or the "MARPOL Convention". The MARPOL Convention implements standards relating to various environmental matters, including oil leakage or spilling, garbage management, the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions. These regulations, which have been implemented in many jurisdictions in which our vessels operate, provide in part, that:

  •
  25 year old tankers must be of double-hull construction or of a mid-deck design with double-sided construction, unless:

  (1)
  they have wing tanks or double-bottom spaces not used for the carriage of oil, which cover at least 30% of the length of the cargo tank section of the hull or bottom; or

  (2)
  they are capable of hydrostatically balanced loading (loading less cargo into a tanker so that in the event of a breach of the hull, water flows into the tanker, displacing oil upwards instead of into the sea);

  •
  30 year old tankers must be of double-hull construction or mid-deck design with double sided construction; and

  •
  all tankers will be subject to enhanced inspections.

        Also, under IMO regulations, a tanker must be of double-hull construction, a mid-deck design with double-sided construction, or another approved design ensuring the same level of protection against oil pollution if the tanker:

  •
  is the subject of a contract for a major conversion or original construction on or after July 6, 1993;

  •
  commences a major conversion or has its keel laid on or after January 6, 1994; or

  •
  completes a major conversion or is a newbuilding delivered on or after July 6, 1996.

        Our vessels are also subject to regulatory requirements imposed by the IMO, including the phase-out of single-hull tankers. Effective September 2002, the IMO accelerated its existing timetable for the phase-out of single hull oil tankers. At that time, these regulations required the phase-out of most single hull oil tankers by 2015 or earlier, depending on the age of the tanker and whether it has segregated ballast tanks. We do not currently own any single-hull vessels.

        Under the regulations, the flag state may allow for some newer single hull ships registered in its country that conform to certain technical specifications to continue operating until the 25th anniversary of their delivery. Any port state, however, may deny such single hull tankers entry to its ports or offshore terminals. These regulations have been adopted by over 150 nations, including many of the jurisdictions in which our tankers operate.

        As a result of the oil spill in November 2002 relating to the loss of the M/T Prestige, which was owned by a company not affiliated with us, in December 2003, the Marine Environmental Protection Committee of the IMO, or MEPC, adopted an amendment to the MARPOL Convention, which became effective in April 2005. The amendment revised existing regulation 13G, accelerating the phase-out of single hull oil tankers, and adopted a new regulation 13H relating to the prevention of oil pollution from oil tankers when carrying heavy grade oil, or HGO. Under the revised regulation 13G, single hull oil tankers were required to be phased out no later than April 5, 2005, or the anniversary of the date of delivery of the ship on the date or in the year specified in the following table:

Category of Oil Tankers	Date or Year for Phase Out
Category 1—oil tankers of 20,000 dwt and above carrying crude oil, fuel oil, heavy diesel oil or lubricating oil as cargo, and of 30,000 dwt and above carrying other oils, which do not comply with the requirements for protectively located segregated ballast tanks	April 5, 2005 for ships delivered on April 5, 1982 or earlier 2005 for ships delivered after April 5, 1982

Category 2—oil tankers of 20,000 dwt and above carrying crude oil, fuel oil, heavy diesel oil or lubricating oil as cargo, and of 30,000 dwt and above carrying other oils, which do comply with the protectively located segregated ballast tank requirements

 and

Category 3—oil tankers of 5,000 dwt and above but less than the tonnage specified for Category 1 and 2 tankers.
April 5, 2005 for ships delivered on April 5, 1977 or earlier
2005 for ships delivered after April 5, 1977 but before January 1, 1978
2006 for ships delivered in 1978 and 1979
2007 for ships delivered in 1980 and 1981
2008 for ships delivered in 1982
2009 for ships delivered in 1983
2010 for ships delivered in 1984 or later

        A flag state may permit continued operation of certain Category 2 or 3 tankers beyond their phase out date in accordance with the above schedule. Under regulation 13G, the flag state may allow for some newer single hull oil tankers registered in its country that conform to certain technical specifications to continue operating, in the case of each such tanker, until the earlier of the anniversary of the date of delivery of the vessel in 2015 or the 25th anniversary of its delivery. Under regulations 13G and 13H, as described below, certain Category 2 and 3 tankers fitted only with double bottoms or double sides may be allowed by the flag state to continue operations until their 25th anniversary of delivery. Any port state, however, may deny entry of those single hull oil tankers operating under any of the flag state exemptions.

        In October 2004, the MEPC, adopted a unified interpretation to regulation 13G that clarified the date of delivery for tankers that have been converted. Under the interpretation, where an oil tanker has undergone a major conversion that has resulted in the replacement of the fore-body, including the entire cargo carrying section, the major conversion completion date of the oil tanker is deemed to be the date of delivery of the ship, provided that:

  •
  the oil tanker conversion was completed before July 6, 1996;

  •
  the conversion included the replacement of the entire cargo section and fore-body and the tanker complies with all the relevant provisions of MARPOL Convention applicable at the date of completion of the major conversion; and

  •
  the original delivery date of the oil tanker will apply when considering the 15 years of age threshold relating to the first technical specifications survey to be completed in accordance with MARPOL Convention.

        Regulation 13H bans the carriage of HGO, which includes most grades of marine fuel, in single hull oil tankers of 5,000 dwt and above after April 5, 2005, and in single hull oil tankers of 600 dwt and above but less than 5,000 dwt, no later than the anniversary of their delivery in 2008.

        Under regulation 13H, HGO means any of the following:

  •
  crude oils having a density at 15°C higher than 900 kg/m3;

  •
  fuel oils having either a density at 15°C higher than 900 kg/m3 or a kinematic viscosity at 50°C higher than 180 mm2/s; or

  •
  bitumen, tar and their emulsions.

        The flag state may allow continued operation of oil tankers of 5,000 dwt and above, carrying crude oil with a density at 15°C higher than 900 kg/m3 but lower than 945 kg/m3, that conform to certain technical specifications provided that, in the opinion of the flag state, the tanker is fit to continue such operation, considering its size, age, operational area and structural condition, and provided further that the continued operation does not go beyond the 25th anniversary of the date of its delivery. The flag state may also allow continued operation of a single hull oil tanker of 600 dwt and above but less than 5,000 dwt, carrying HGO as cargo, if, in the opinion of the flag state, the tanker is fit to continue such operation, considering its size, age, operational area and structural condition, and provided that the operation does not go beyond the 25th anniversary of the date of its delivery.

        The flag state may also exempt an oil tanker of 600 dwt and above carrying HGO as cargo if the ship is either engaged in voyages exclusively within an area under its jurisdiction, or is engaged in voyages exclusively within an area under the jurisdiction of another party, provided the party within whose jurisdiction the ship will be operating agrees. The same applies to vessels operating as floating storage units of HGO.

        Any port state, however, may deny entry of single hull tankers carrying HGO which are operating under the exemptions described above into the ports or offshore terminals under its jurisdiction, or deny ship-to-ship transfer of HGO in areas under its jurisdiction, except when this is necessary for the purpose of securing the safety of a ship or saving life at sea.

        Revised Annex I to the MARPOL Convention entered into force in January 2007. It incorporates various amendments adopted since the MARPOL Convention entered into force in 1983, including the amendments to regulation 13G (regulation 20 in the revised Annex) and Regulation 13H (regulation 21 in the revised Annex). Revised Annex I also contains construction requirements for oil tankers delivered on or after January 1, 2010 and broadens the definition of HGO.

        In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004 and became effective May 19, 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. We believe that all our vessels are currently compliant in all material respects with these regulations. Additional or new conventions, laws and regulations may be adopted that could adversely affect our business, cash flows, results of operations and financial condition.

        The IMO has also adopted the International Convention for the Safety of Life at Sea, or SOLAS Convention, and the International Convention on Load Lines, 1966, or LL Convention, which impose a variety of standards to regulate design and operational features of ships. SOLAS Convention and LL Convention standards are revised periodically. We believe that all our vessels are in substantial compliance with SOLAS Convention standards.

        Under Chapter IX of SOLAS, the requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO, also affect our operations. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We intend to rely upon the safety management system that we and our third-party technical managers have developed.

        The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We have obtained documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. We are required to renew these documents of compliance and safety management certificates annually.

        Noncompliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, as the case may be.

        The IMO has negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. Additional or new conventions, laws and regulations may be adopted which could limit our ability to do business and which could have a material adverse effect on our business and results of operations.

        The IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping. As of September 30, 2007, the BWM Convention has been adopted by ten states representing 3.42% of world tonnage.

        The flag state, as defined by the United Nations Convention on Law of the Sea, has overall responsibility for the implementation and enforcement of international maritime regulations for all ships granted the right to fly its flag. The "Shipping Industry Guidelines on Flag State Performance" evaluates flag states based on factors such as sufficiency of infrastructure, ratification of international maritime treaties, implementation and enforcement of international maritime regulations, supervision of surveys, casualty investigations and participation at IMO meetings. Our vessels are flagged in the Marshall Islands and Liberia. Liberian and Marshall Islands-flagged vessels generally receive a good assessment in the shipping industry.

        Although the United States is not a party to these conventions, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, or the CLC. Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel's registered owner is strictly liable for pollution damage caused in the territorial waters or exclusive economic zone of a contracting state by discharge of persistent oil, subject to certain complete defenses. The limits on liability outlined in the 1992 Protocol use the International Monetary Fund currency unit of Special Drawing Rights, or SDR, which are based on a basket of currencies. Under an amendment to the 1992 Protocol that became effective on November 1, 2003 for vessels of 5,000 to 140,000 gross tons (a unit of measurement for the total enclosed spaces within a vessel), liability per incident will be limited to approximately $4.51 million SDR plus $631 SDR for each additional gross ton over 5,000. For vessels over 140,000 gross tons, liability per incident will be limited to 89.77 million SDR. The exchange rate between SDRs and U.S. dollars was 0.626561 SDR per U.S. dollar on November 23, 2007. The right to limit liability is forfeited under the International Convention on Civil Liability for Oil Pollution Damage where the spill is caused by the owner's actual fault and under the 1992 Protocol where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to states that are parties to these conventions must provide evidence of insurance or other financial security covering the liability of the owner. In jurisdictions where the International Convention on Civil Liability for Oil Pollution Damage has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. We believe that our P&I insurance will cover the liability under the plan adopted by the IMO.

    U.S Requirements

        In 1990, the United States Congress enacted OPA, establishing an extensive regulatory and liability regime for environmental protection and cleanup of oil spills. OPA affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S territorial sea and the 200 nautical mile exclusive economic zone around the United States. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, imposes liability for cleanup and natural resource damage from the release of hazardous substances (other than oil) whether on land or at sea. Both OPA and CERCLA impact our operations.

        Under OPA, vessel owners, operators and bareboat charterers are responsible parties who are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from oil spills from their vessels. These other damages are defined broadly to include:

  •
  natural resource damages and related assessment costs;

  •
  real and personal property damages;

  •
  net loss of taxes, royalties, rents, profits or earnings capacity;

  •
  net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

        As a result of 2006 amendments to OPA, the liability of responsible parties is limited to the greater of $1,900 per gross ton or $16 million per double hull tanker that is over 3,000 gross tons, and $950 per gross ton or $800,000 for any non-tank vessel. The act specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters. In some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners' responsibilities under these laws. CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for any vessel over 300 gross tons carrying hazardous substances.

        These limits of liability do not apply, however, where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party's gross negligence or willful misconduct. These limits do not apply if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. We believe that we are in substantial compliance with OPA, CERCLA and all applicable state regulations in the ports where our vessels call.

        OPA requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential strict liability under the act. The U.S. Coast Guard has enacted regulations requiring evidence of financial responsibility in the amount of $1,500 per gross ton for double hull tankers over 3,000 gross tons, coupling the former OPA limitation on liability of $1,200 per gross ton with the CERCLA liability limit of $300 per gross ton. Non-tank vessels of over 300 gross tons must provide evidence of financial responsibility in the amount of $900 per gross ton, which includes the CERCLA liability limit of $300 per gross ton. The U.S. Coast Guard has indicated that it expects to adopt regulations requiring evidence of financial responsibility in amounts that reflect the higher limits of liability imposed by the 2006 amendments to OPA described above. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance or guaranty. Under OPA regulations, an owner or operator of more than one tanker is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the tanker having the greatest maximum strict liability under OPA and CERCLA. We have provided such evidence and received certificates of financial responsibility from the U.S. Coast Guard for each of our vessels required to have one.

        We insure each of our vessels with pollution liability insurance in the maximum commercially available amount of $1.0 billion. A catastrophic spill could exceed the insurance coverage available, which could have a material adverse effect on our business.

        Under OPA, with certain limited exceptions, all newly-built or converted vessels operating in U.S. waters must be built with double-hulls, and existing vessels that do not comply with the double-hull requirement will be prohibited from trading in U.S. waters over a 20-year period (1995-2015) based on size, age and place of discharge, unless retrofitted with double-hulls. Notwithstanding the prohibition to trade schedule, the act currently permits existing single-hull and double-sided tankers to operate until the year 2015 if their operations within U.S. waters are limited to discharging at the Louisiana Offshore Oil Port or off-loading by lightering within authorized lightering zones more than 60 miles off-shore. Lightering is the process by which vessels at sea off-load their cargo to smaller vessels for ultimate delivery to the discharge port.

        All of our vessels are double-hulled.

        Owners or operators of tankers operating in the waters of the United States must file vessel response plans with the U.S. Coast Guard, and their tankers are required to operate in compliance with their U.S. Coast Guard approved plans. These response plans must, among other things:

  •
  address a "worst case" scenario and identify and ensure, through contract or other approved means, the availability of necessary private response resources to respond to a "worst case discharge";

  •
  describe crew training and drills; and

  •
  identify a qualified individual with full authority to implement removal actions.

        We have vessel response plans approved by the U.S. Coast Guard for our vessels operating in the waters of the United States. In addition, the U.S. Coast Guard has announced it intends to propose similar regulations requiring certain vessels to prepare response plans for the release of hazardous substances.

        The United States Clean Water Act prohibits the discharge of oil or hazardous substances in United States navigable waters and imposes strict liability in the form of penalties for unauthorized discharges. The Clean Water Act also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA, discussed above. The United States Environmental Protection Agency, or EPA, has exempted the discharge of ballast water and other substances incidental to the normal operation of vessels in U.S. ports from Clean Water Act permitting requirements. However, on March 31, 2005, a U.S. District Court ruled that the EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order invalidating the exemption in EPA's regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing the EPA to develop a system for regulating all discharges from vessels by that date. The EPA appealed the District Court's decision to the U.S. Circuit Court of Appeals; if the District Court's decision is upheld, our vessels may be subject to Clean Water Act permit requirements that could include ballast water treatment obligations that could increase the cost of operating in the United States. For example, this could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

        The 1996 U.S. National Invasive Species Act was enacted in response to reports of harmful organisms being released into U.S. ports through ballast water taken on by vessels in foreign ports. The U.S. Coast Guard adopted implementing regulations that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, by retaining ballast water on board the vessel, or by using environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. However, mid-ocean ballast exchange is mandatory for vessels heading to the Great Lakes or Hudson Bay, or for vessels engaged in the foreign export of Alaskan North Slope crude oil. The U.S. Coast Guard requires vessels headed to the United States to submit a ballast water management report and may impose a civil penalty of $27,500 per day and a felony charge for non-submittal. The U.S. Coast Guard is developing a proposal to establish ballast water discharge standards, which could set maximum acceptable discharge limits for various invasive species and/or lead to requirements for active treatment of ballast water.

        Several of our vessels currently carry cargoes to U.S. waters on a regular basis. We believe that all of our vessels meet OPA and other U.S. environmental requirements and that they would also qualify for trade if chartered to serve U.S. ports.

    Other Regulations

        In July 2003, in response to the M/T Prestige oil spill in November 2002, the European Union adopted legislation that prohibits all single hull tankers from entering into its ports or offshore terminals by 2010. The European Union has also banned all single hull tankers carrying heavy grades of oil from entering or leaving its ports or offshore terminals or anchoring in areas under its jurisdiction. Commencing in 2005, certain single hull tankers above 15 years of age will also be restricted from entering or leaving European Union ports or offshore terminals and anchoring in areas under European Union jurisdiction. The European Union has also adopted legislation that would: (1) ban manifestly sub-standard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in a six month period) from European waters and create an obligation of port states to inspect vessels posing a high risk to maritime safety or the marine environment; and (2) provide the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies. The sinking of the M/T Prestige and the resulting oil spill have led to the adoption of other environmental regulations by certain European Union nations, which could adversely affect the remaining useful lives of all of our vessels and our ability to generate income from them. It is impossible to predict what legislation or additional regulations, if any, may be promulgated by the European Union or any other country or authority.

    Vessel Security Regulations

        Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must obtain an International Ship Security Certificate, or ISCC, from a recognized security organization approved by the vessel's flag state. Among the various requirements are:

  •
  on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

  •
  on-board installation of ship security alert systems, which do not sound on the vessel but only alerts the authorities on shore;

  •
  the development of vessel security plans;

  •
  ship identification number to be permanently marked on a vessel's hull;

  •
  a continuous synopsis record kept onboard showing a vessel's history including, name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

  •
  compliance with flag state security certification requirements.

        The U.S. Coast Guard regulations are intended to align with international maritime security standards and exempt from the requirement to have a U.S. Coast Guard-approved vessel security plan non-U.S. vessels that have a valid ISSC attesting to the vessel's compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by MTSA, SOLAS and the ISPS Code, and our fleet is in compliance with applicable security requirements.

Inspection by Classification Societies

        Every seagoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

        The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

        For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

        Annual Surveys:    For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

        Intermediate Surveys:    Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

        Class Renewal Surveys:    Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.

        At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

        All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

        Most vessels are also dry-docked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the ship owner within prescribed time limits.

        Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies. All our vessels are certified as being "in class" by the American Bureau of Shipping, Lloyd's Register of Shipping or Det Norske Veritas. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel.

Risk of Loss and Liability Insurance General

        The operation of any cargo vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While we carry loss of hire insurance to cover 100% of our fleet, we may not be able to maintain this level of coverage. Furthermore, while we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

        We have obtained marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, general average, particular average, salvage, salvage charges, sue and labor, damage received in collision or contact with fixed or floating objects for all of the vessels in our fleet. The vessels in our fleet are each covered up to at least fair market value, with deductibles of $100,000 per vessel per incident, for the 8 Handymax tankers and $200,000 per vessel per incident, for the 12 Suezmax tankers. We also have arranged increased value coverage for some vessels. Under this increased value coverage, in the event of total loss of a vessel, we will recover for amounts not recoverable under the hull and machinery policy by reason of any under-insurance.

Loss of Hire Insurance

        We have obtained also Loss of Hire Insurance to cover the loss of hire of each vessel for 90 days in excess of 30 days in case of an incident which is coverable, by Hull and Machinery policy.

Protection and Indemnity Insurance

        Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which covers our third party liabilities in connection with our shipping activities. This includes third party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third party property, pollution arising from oil or other substances, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or "clubs." Subject to the "capping" discussed below, our coverage, except for pollution, is unlimited.

        Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The fourteen P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each P&I Association has capped its exposure to this pooling agreement at $4.25 billion. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group.

Competition

        We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an operator. We arrange our time charters and voyage charters in the spot market through the use of brokers, who negotiate the terms of the charters based on market conditions. We compete primarily with owners of tankers in the Suezmax and Handymax class sizes. Ownership of tankers is highly fragmented and is divided among major oil companies and independent vessel owners.

Seasonality

        We operate our vessels in markets that have historically exhibited seasonal variations in demand and, therefore, charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results. Both the drybulk and tanker sectors are typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials, in the case of drybulk vessels, and increased consumption of oil and petroleum, in the case of tankers, in the northern hemisphere during the winter months. Our drybulk vessels may carry coal and our Handymax tankers carry, in part, refined petroleum products such as gasoline, jet fuel, kerosene, naphtha and heating oil. As a result, our revenues from our vessels may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, revenues may be stronger in fiscal quarters ended December 31 and March 31.

Legal Proceedings Against Us

        The Company and certain of its executive officers and directors were named as defendants in a putative class action securities law suit brought in the United States District Court, Southern District of New York, alleging violations of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder.

        A consolidated class action complaint was filed by the plaintiff in August 2007 and a motion to dismiss such complaint was filed by the Company in September 2007. Although having filed the consolidated class action complaint, the lead plaintiff proceeded with filing a corrected and amended consolidated complaint whereby a considerate portion of the initial case was abandoned (October 2007). The Company filed a new motion to dismiss the corrected and amended complaint on October 17, 2007.

        The Company along with some of its directors has also been named as a nominal defendant in a derivative suit seeking damages from certain individual officers and directors of the Company, on behalf of the Company, for alleged breaches of fiduciary duties and violations of the Exchange Act. In June 2007 the derivative suit was voluntarily dismissed without prejudice by the plaintiff.

        Further, we are party, as plaintiff or defendant, to a variety of lawsuits for damages arising principally from personal injury and property casualty claims. Most claims are covered by insurance, subject to customary deductibles. We believe that these claims will not, either individually or in the aggregate, have a material adverse effect on us, our financial condition or results of operations. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had a significant effect on our financial position, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position.

Properties, Plants and Equipment

        For a list of our fleet see "Business Overview—Our Fleet" above.

        In January 2006, we entered into an agreement to lease office space in Athens, Greece, with an unrelated party. The office is located at 1, Vassilissis Sofias & Megalou Alexandrou Street, 151 24 Maroussi, Athens, Greece. The agreement is for duration of twelve years beginning May 2006 with a lessee's option for an extension of ten years. The monthly rental is Euro 120,000 adjusted annually for inflation increase plus 1%.

        In addition, our subsidiary TOP TANKERS (U.K.) LIMITED, a representative office in London, leases office space in London, from an unrelated third party.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and positions of our directors, executive officers and key employees. Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three-year term. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected.

Name	Age	Position
Thomas F. Jackson	59	Director and Chairman of the Board
Evangelos J. Pistiolis	34	Director, President and Chief Executive Officer
Stamatios N. Tsantanis	35	Director and Chief Financial Officer
Vangelis G. Ikonomou	42	Director and Executive Vice President
Michael G. Docherty	47	Director
Christopher J. Thomas	47	Director
Roy Gibbs	57	Director
Stavros Emmanuel	64	Chief Operating Officer of TOP Tanker Management
George Goumopoulos	57	Chief Technical Officer of TOP Tanker Management
Eirini Alexandropoulou	35	Secretary

        Biographical information with respect to each of our directors and executives is set forth below.

        Thomas F. Jackson has been the Chairman of our Board of Directors since July 2004, and has over 27 years experience in the shipping industry. Mr. Jackson is also a Director of Paralos Finance Corporation, which he established in 2000 as a provider of financial advisory and consultancy services to select Greek shipping companies. Mr. Jackson commenced his banking career with National Westminster Bank in 1967, and moved to the Piraeus Branch, Greece in 1977. In 1986 he headed the Bank's Operations Department in Athens, and returned to Piraeus in 1989 where he assumed the role of Corporate and Shipping Marketing Manager. In 1994 he was appointed Head of Shipping for the Bank in Greece. Mr. Jackson is an Associate of the Institute of Financial Services (formerly the Chartered Institute of Bankers), and is a past lecturer for the Institutes examinations.

        Evangelos J. Pistiolis founded our Company in 2000, is our President and Chief Executive Officer and serves on our board of directors since July 2004. Mr. Pistiolis graduated from Southampton Institute of Higher Education in 1999 where he studied shipping operations and from Technical University of Munich in 1994 with a bachelor's degree in mechanical engineering. His career in shipping started in 1992 when he was involved with the day to day operations of a small fleet of drybulk carriers. From 1994 through 1995 he worked at Howe Robinson & Co. Ltd., a London shipbroker specializing in container vessels. While studying at the Southampton Institute of Higher Education, Mr. Pistiolis oversaw the daily operations of Compass United Maritime Container Vessels, a ship management company located in Greece.

        Stamatios N. Tsantanis is our Chief Financial Officer and has served on our board of directors since July 2004. Mr. Tsantanis was previously employed by Alpha Finance, a member of the Alpha Bank group, a leading Greek financial institution, from 1999 to 2004. In his capacity as a senior investment banker he participated in a number of equity, debt and convertible securities offerings in Europe and the United States in the transportation sector and shipping in particular. Prior to that, Mr. Tsantanis worked in the operations department of Athlomar Shipping and Trading. Mr. Tsantanis holds a Masters degree in Shipping Trade and Finance from the City University Business School in London, and a Bachelors degree in Shipping Economics from the University of Piraeus.

        Vangelis G. Ikonomou is our Executive Vice President and has served on our board of directors since July 2004. Prior to joining the Company, Mr. Ikonomou was the Commercial Director of Primal Tankers Inc. From 2000 to 2002, Mr. Ikonomou worked with George Moundreas & Company S.A. where he was responsible for the purchase and sale of second-hand vessels and initiated and developed a shipping industry research department. Mr. Ikonomou worked, from 1993 to 2000, for Eastern Mediterranean Maritime Ltd., a ship management company in Greece, in the commercial as well as the safety and quality departments. Mr. Ikonomou holds a Masters degree in Shipping Trade and Finance from the City University Business School in London, a Bachelors degree in Business Administration from the University of Athens in Greece and a Navigation Officer Degree from the Higher State Merchant Marine Academy in Greece.

        Michael G. Docherty has served on our board of directors since July 2004. Mr. Docherty is a founding partner of Independent Average Adjusters Ltd., an insurance claims adjusting firm located in Athens, Greece, which he co-founded in 1997. Mr. Docherty has 24 years of international experience handling maritime insurance claims.

        Christopher J. Thomas has served on our board of directors since July 2004. Mr. Thomas is also the Chief Financial Officer of Paragon Shipping Inc. From 2004 to 2006, Mr. Thomas was the Chief Financial Officer of DryShips Inc., which is a publicly traded company with securities registered under the Securities Exchange Act of 1934. From 1999 to 2004, Mr. Thomas was the Chief Financial Officer and a director of Excel Maritime Carriers Ltd., which is also a publicly traded company with securities registered under the Securities Exchange Act of 1934. Prior to joining Excel, Mr. Thomas was the Chief Financial Officer of Cardiff Marine Inc. Mr. Thomas holds a degree in Business Administration from Crawley University, England.

        Roy Gibbs has served on our board of directors since July 2004. Mr. Gibbs has been the chief executive officer of Standard Chartered Grindlays Bank, Greece, formerly ANZ Grindlays, since 1992. From 1988 to 1992, Mr. Gibbs was the chief manager of domestic banking at ANZ Grindlays, London. Prior to that he was assistant director for property, construction and shipping at ANZ London. Mr. Gibbs joined National and Grindlays Bank in 1965.

        Captain Stavros Emmanuel is the Chief Operating Officer of TOP Tanker Management since July 2004. He has 32 years experience in the shipping industry and expertise in operation and chartering issues. Prior to joining TOP Tanker Management, Captain Emmanuel served as General Manager of Primal Tankers Inc., where his responsibilities included chartering and operations management. Prior to joining Primal Tankers in 2000, Captain Emmanuel worked in various management capacities for Compass United Maritime. Captain Emmanuel obtained a Naval Officers degree from ASDEN Nautical Academy of Aspropyrgos, Greece and earned a Master Mariners degree in 1971.

        George Goumopoulos is the Chief Technical Officer of TOP Tanker Management since July 2004. Prior to joining TOP Tanker Management, Mr. Goumopoulos served as Technical Manager of Primal Tankers Inc. From 1981 to 2003. Mr. Goumopoulos worked for Athenian Sea Carriers as Fleet Manager, Deputy Technical Manager and finally as Technical Director. Mr. Goumopoulos holds a Bachelor degree from the University of Michigan, USA in Marine Engineering and Naval Architecture, where he also completed his postgraduate studies in the same fields. He holds a Diploma from NTUA (EMP Athens) in Marine Engineering and Naval Architecture.

        Eirini Alexandropoulou is our Secretary since August 2004. Mrs. Alexandropoulou's principal occupation for the past 8 years is as a legal advisor providing legal services to ship management companies with respect to corporate and commercial as well as shipping and finance law issues in Greece. From 2001 to 2004, Mrs. Alexandropoulou served as a legal advisor to Eurocarriers SA, a ship manager. Most recently, from 2000 to 2001, Mrs. Alexandropoulou served as a legal advisor to Belize's ship registry office in Piraeus. Mrs. Alexandropoulou has been a member of the Athens Bar Association since 1997 and has a law degree from the Law Faculty of the University of Athens.

Committees of the Board of Directors

        We have established an audit committee comprised of three members, which pursuant to a written audit committee charter, is responsible for reviewing our accounting controls and recommending to the board of directors the engagement of our outside auditors. Each member is an independent director under the corporate governance rules of the Nasdaq Global Select Market. The members of the audit committee are Messrs. Docherty, Gibbs and Thomas. While the Company is exempt from the requirement to have an audit committee financial expert, both Mr. Thomas and Mr. Gibbs meet the qualifications of an audit committee financial expert.

        In June 2007, we established a compensation committee and a nominating and governance committee. Both committees will be comprised of four members, all of which will be independent directors. The compensation committee will carry out the Board's responsibilities relating to compensation of the Company's executive and non-executive officers and provide such other guidance with respect to compensation matters as the Committee deems appropriate. The nominating and governance committee shall assist the Board in: (i) identifying, evaluating and making recommendations to the Board concerning individuals for selections as director nominees for the next annual meeting of stockholders or to otherwise fill Board vacancies; (ii) developing and recommending to the Board a set of corporate governance guidelines and principles applicable to the Company; and (iii) reviewing the overall corporate governance of the Company and recommending improvements to the Board from time to time.

Compensation of Directors and Senior Management

        We did not pay any compensation to members of senior management or our directors for the fiscal year ended December 31, 2002 or for the fiscal year ended December 31, 2003. We did not pay any benefits in 2002 or 2003. During the fiscal year ended December 31, 2004, 2005 and 2006, we paid to the members of our senior management and to our directors aggregate compensation of $4.4 million, $8.1 million and $4.2 million respectively. We do not have a retirement plan for our officers or directors.

Equity Incentive Plan

        In April 2005 our board of directors adopted the TOP Tankers Inc. 2005 Stock Incentive Plan, or the Plan, under which our officers, key employees and directors may be granted options to acquire common stock. A total of 2,000,000 shares of common stock were reserved for issuance under the Plan, which is administered by our board of directors. The Plan also provides for the issuance of stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units, and performance shares at the discretion of our board of directors. The Plan will expire 10 years from the date of its adoption.

        On July 1, 2005, January 3, 2006, July 6, 2006 and July 11, 2007 (the "grant dates") the Company granted restricted shares pursuant to its 2005 Stock Incentive Plan ("the Plan"), which was adopted in April 2005 to provide certain key persons (the "Participants"), on whose initiatives and efforts the successful conduct of the Company's business depends, and who are responsible for the management, growth and protection of the Company's business, with incentives to: (i) enter into and remain in the service of the Company, a Company's subsidiary, or Company's joint venture, (ii) acquire a proprietary interest in the success of the Company, (iii) maximize their performance, and (iv) enhance the long-term performance of the Company (whether directly or indirectly) through enhancing the long-term performance of a Company subsidiary or Company joint venture. A total of 2,000,000 shares of common stock were reserved for issuance under the Plan, which is administered by the Company's Board of Directors. The granted shares have no exercise price and constitute a bonus in nature. Shares were granted under the Plan at the following per share prices: July 1, 2005—$15.82; January 3, 2006—$12.71; July 6, 2006—$6.23; and July 11, 2007—$7.99.

        The Company's Board of Directors administers the Plan and, on July 1, 2005, identified 45 key persons (including the Company's CEO and other 8 officers and independent members of the Board) to whom shares of restricted common stock of the Company (the "Shares") were granted. For this purpose 249,850 new shares were granted, out of which 190,000 shares were granted to the Company's CEO, 48,300 shares to 8 officers and independent members of the Board and the remaining 11,550 shares were granted to 36 employees. From the total of 59,850 shares granted to officers, independent members of the Board and employees, 1,250 shares were forfeited prior to the vesting date.

        On January 3, 2006, the Company's Board of Directors identified 29 key persons (including the Company's CEO and other 8 officers and independent members of the Board) to whom shares of restricted common stock of the Company (the "Shares") were granted. For this purpose 125,000 new shares were granted, out of which 80,000 shares were granted to the Company's CEO, 38,000 shares to 8 officers and independent members of the Board and the remaining 7,000 shares were granted to 20 employees. From the total of 45,000 shares granted to officers, independent members of the Board and employees, 1,100 shares were forfeited prior to the vesting date.

        On July 6, 2006, the Company's Board of Directors identified 60 key persons (including the Company's CEO and other 8 officers and independent members of the Board) to whom shares of restricted common stock of the Company (the "Shares") were granted. For this purpose 320,000 new shares were granted, out of which 221,250 shares were granted to the Company's CEO, 68,000 shares to 8 officers and independent members of the Board and the remaining 30,750 shares were granted to 51 employees. From the total of 98,750 shares granted to officers, independent members of the Board and employees, 2,750 shares were forfeited prior to the vesting date.

        The "Restricted Stock Agreements" were signed between the Company and the Participants on the respective grant dates. Under these agreements, the Participants have the right to receive dividends and the right to vote the Shares, subject to the following restrictions:

    Company's CEO

        Our CEO shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of or encumber any of the Shares other than to a company that is wholly owned by him. The restrictions lapse on the earlier of (i) one year from the grant date or (ii) termination of his employment with the Company for any reason.

    Other Participants

        As the shares granted to the Company's CEO do not contain any future service vesting conditions, all such shares are considered vested shares on the grant date.

        Each other Participant shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose or encumber any of the Shares. The restrictions lapse on one year from the grant date conditioned upon the Participant's continued employment with the Company from the date of the agreement until the date the restrictions lapse (the "restricted period").

        Other than with respect to our CEO, in the event Participant's employment with the Company terminates for any reason before the end of the restricted period, that Participant shall forfeit all rights to all Shares that have not yet vested as of such date of termination. However, it is the intention of the Company's Board of Directors not to seek repayment of the dividends earned during the restricted period, even if the unvested shares ultimately are forfeited. Because Shares granted to Participants other than our CEO contain a time-based service vesting condition, such shares are considered non-vested shares on the grant date.

        On July 11, 2007, the Company granted 640,000 restricted shares pursuant to the Plan. Of the 640,000 new shares granted, 340,000 shares were granted to six Directors and the remaining 300,000 shares were granted to two officers and employees.

        The restricted shares will vest proportionally over a period of 4 years in equal installments. The following provisions apply for the following categories: (i) Executive Directors: In case of change of control or termination of employment contract shares will immediately vest, with the exception of voluntary resignation or termination of employment for cause, where the shares will be forfeited; (ii) Non-executive Directors: In case of change of control or cease to be a director shares will immediately vest, with the exception of voluntary resignation or cease to be a director for cause, where the shares will be forfeited; (iii) Officers and employees: In case of change of control or termination of employment shares will immediately vest, with the exception of voluntary resignation or termination of employment for cause, where the shares will be forfeited.

        A summary of the status of the Company's vested and non-vested shares as of September 30, 2007 and movement during the nine months ended September 30, 2007, is presented below:

Number of non-vested shares
As at January 1, 2007	140,900
Granted	640,000
Vested	(139,900)
Forfeited	(1,000)
As at September 30, 2007	640,000
Number of vested shares
As at January 1, 2007	549,850
Non-vested shares granted in 2006, vested during 2007	139,900
As at September 30, 2007	689,750

Employees

        As of December 31, 2006, we had three employees, while our wholly-owned subsidiary, TOP Tanker Management, employed 68 employees, all of whom are shore-based. As of December 31, 2006 we employed also 589 sea going employees, indirectly through our sub-managers.

Share ownership

        The common shares beneficially owned by our directors and senior managers and/or companies affiliated with these individuals are disclosed in "Principal Shareholders" below.

PRINCIPAL SHAREHOLDERS

        The table sets forth, as of November 30, 2007, certain information regarding (i) the owners of more than five percent of our common stock that we are aware of and (ii) the total amount of capital stock owned by our officers and directors as at November 30, 2007 and after giving effect to this offering. All of the shareholders, including the shareholders listed in this table, are entitled to one vote for each share of common stock.

Identity of Person or Group	Number of Common Shares owned prior to the offering	Percentage of Common Shares owned prior to the offering	Number of Common Shares owned after giving effect to the offering (1)	Percentage of Common Shares owned after giving effect to the offering (1)
QVT Financial LP	2,093,521	5.60%	2,093,521	3.59%
Sphinx Investment Corp.	3,700,000	9.90%	3,700,000	6.34%
Kingdom Holdings Inc.*	2,361,181	6.31%	2,361,181	4.04%
Sovereign Holdings Inc.**	1,727,379	4.62%	1,727,379	2.96%
Evangelos Pistiolis***	1,727,379	4.62%	1,727,379	2.96%
Officers and directors other than Evangelos Pistiolis	900,000	2.41%	900,000	1.54%
All officers and directors as a group	2,627,379	7.03%	2,627,379	4.50%

(1)
Based on an offering of 21,000,000 shares of our common stock at an assumed offering price of $4.42, the closing price of our stock on November 30, 2007, assuming the underwriters do not exercise their over-allotment option.

*
A company owned primarily by adult relatives of our President, Chief Executive Officer and Director, Evangelos Pistiolis.

**
A company wholly-owned by Evangelos Pistiolis.

***
By virtue of the shares owned indirectly through Sovereign Holdings Inc., a company wholly-owned by Evangelos Pistiolis.

        The address for QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, New York, 10036. Based on public filings, the address for Sphinx Investment Corp. is c/o Mr. Joseph Cefai, 5/2 Merchants Street, Valletta, Malta. Based on public filings, the address for Kingdom Holdings Inc. and Sovereign Holdings Inc. is c/o G.C. Economou & Associates, 11 Kanari Street, Athens, 106 71, Greece. The address for Mr. Pistiolis is c/o Top Tankers Inc., 1, Vassilissis Sofias Str. & Meg. Alexandrou Street, 151 24, Maroussi, Athens, Greece.

RELATED PARTY TRANSACTIONS

        On July 9, 2004, the Company entered into an agreement to lease office space in Athens, Greece from Pyramis Technical Co. SA, which is wholly owned by the father of the Company's Chief Executive Officer. The agreement was for duration of six years beginning July 2004 with a lessee's option for an extension of four years. The monthly rental was Euro 39,000 and effective January 1, 2006 was adjusted for inflation to Euro 40,365. In January 2006 the Company entered into an agreement to lease office space in Athens, Greece, with an unrelated party. The change in office location, due to necessary refurbishments, took place in October 2006; therefore, the Company paid to Pyramis Technical Co. S.A the October rent plus four rentals as termination compensation. In April and August 2006, the Company entered into an agreement with Pyramis Technical Co. S.A. for the renovation of the new premises. The total contracted cost totaled Euro 2,499,360.

        All transactions with Pyramis Technical Co. S.A. were performed at arm's length, on normal commercial terms.

DESCRIPTION OF CAPITAL STOCK

        For purposes of the description of the Company's capital stock below, references to "us," "we" and "our" refer only to TOP Tankers Inc. and not any of our subsidiaries.

        The Company's authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 37,375,726 shares were issued and outstanding as of September 30, 2007, and 20,000,000 preferred shares with par value of $0.01, of which no shares are issued and outstanding. The Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred stock.

General

        Our purpose, as stated in Section B of our Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

        Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not later than 60 days before such meeting to each shareholder of record entitled to vote thereat.

        Directors.    Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

        The board of directors must consist of at least one member. The board of directors may change the number of directors only by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

        Dissenters' Rights of Appraisal and Payment.    Under the Business Corporation Act of the Republic of the Marshall Islands, or BCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

        Shareholders' Derivative Actions.    Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relate.

        Anti-takeover Provisions of our Charter Documents.    Several provisions of our articles of incorporation and by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Business Combinations

        The Company's Amended and Restated Articles of Incorporation include provision which prohibit the Company from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

  •
  prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

  •
  at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and

  •
  the shareholder became an interested shareholder prior to the consummation of the initial public offering.

Blank Check Preferred Stock

        Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

        Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

        Our articles of incorporation prohibit cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

        Our articles of incorporation and our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our by-laws provide that, subject to certain exceptions, only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Super-majority Required for Certain Amendments to Our By-Laws

        On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by laws may be made when approved by 66 2/3% of the entire Board of Directors. These provisions that require 66 2/3% vote of the Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our board of directors, removal of our board of directors and the filling of vacancies on our Board of Directors.

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, United States expatriates, persons that hold our common stock as part of a straddle, conversion transaction or hedge, persons deemed to sell our common stock under the constructive sale provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, investors that are subject to the alternative minimum tax, investors that own, actually or constructively under applicable constructive ownership rules, 10% or more of our common stock and investors whose functional currency is not the United States dollar, may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of the common stock.

Marshall Islands Tax Considerations

        In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and shareholders of our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

United States Federal Income Tax Considerations

        In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, of our common stock. The following discussion of United States federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. References in the following discussion to "we" and "us" are to TOP Tankers Inc. and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

    Taxation of Operating Income: In General

        Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United

States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."

        Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

        Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States Federal income tax.

        In the absence of exemption from tax under Section 883, our gross U.S. source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

    Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

  (1)
  we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

  (2)
  either

  (A)
  more than 50% of the value of our stock is owned, directly or indirectly, by individuals ("qualified shareholders") who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, which we refer to as the "50% Ownership Test," or

  (B)
  our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

        The Marshall Islands, Cyprus and Liberia, the jurisdictions where our ship-owning subsidiaries are incorporated, each grant an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. Due to the widely-held ownership of our stock, it may be difficult for us to satisfy the 50% Ownership Test.

        The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is and we anticipate will continue to be "primarily traded" on the Nasdaq Global Select Market.

        Under the regulations, our common stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing 50% or more of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on such market which we refer to as the listing threshold. Since our common stock, our sole class of stock, is listed on the Nasdaq Global Select Market, we will satisfy the listing threshold.

        It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of stock be traded on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is the case with our common stock, such class of stock is traded on an established securities market in the United States and such stock is regularly quoted by dealers making a market in such stock.

        Notwithstanding the foregoing, the regulations provide, in pertinent part, that each class of our stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of each class of our outstanding shares of the stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of each class of our outstanding stock, which we refer to as the "5 Percent Override Rule."

        For purposes of being able to determine the persons who own 5% or more of our stock, or "5% Shareholders," the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," as having a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company identified on a SEC Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for such purposes.

        In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will not apply if we can establish that a sufficient number of shares within the closely-held block are owned, directly or under applicable constructive ownership rules, by qualified shareholders to prevent the shares in the closely-held block that are not so owned from representing 50% or more of our stock for more than half the number of days during such year.

        We believe that we currently satisfy the Publicly-Traded Test and that we are not subject to the 5 Percent Override Rule and we will take this position for U.S. federal income tax reporting purposes. However, there are factual circumstances beyond our control which could cause us to lose the benefit of this exemption.

  Taxation in the Absence of Code Section 883 Exemption

        To the extent the benefits of Code Section 883 are unavailable, our U.S. source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

        To the extent the benefits of the Code Section 883 exemption are unavailable and our U.S. source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

        Our U.S. source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

  •
  We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

  •
  substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We currently do not have, or intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

    United States Taxation of Gain on Sale of Vessels

        Regardless of whether we qualify for exemption under Code Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of common stock that

  •
  is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and

  •
  owns the common stock as a capital asset, generally, for investment purposes.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

    Distributions

        Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common stock on a dollar for dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive category income" or, in the case of certain types of U.S. Holders, "general category income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

        Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder") should be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that: (1) the common stock is readily tradable on an established securities market in the United States (such as the Nasdaq Global Select Market, on which our stock is currently traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be in the future); (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) certain other conditions are satisfied. Legislation has been introduced by the United States Congress which, if enacted in its present form, would preclude our dividends from being treated as "qualified dividend income" prospectively from the date of enactment. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

        Special rules may apply to an "extraordinary dividend," a dividend in an amount which is equal to or in excess of ten percent of a shareholder's adjusted basis (or, at the election of the U.S. Individual Holder, the stock's fair market value at the time of the dividend) in a share of common stock. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

    Sale, Exchange or other Disposition of Common Stock

        Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

    Passive Foreign Investment Company Status and Significant Tax Consequences

        Special United States Federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States Federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either

  •
  at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

  •
  at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

        For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we were a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

        As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

    Taxation of U.S. Holders Making a Timely QEF Election

        If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing one copy of IRS Form 8621 with his United States federal income tax return and a second copy in accordance with the instructions to such form. If we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

    Taxation of U.S. Holders Making a "Mark-to-Market" Election

        Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

    Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

        Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holders aggregate holding period for the common stock;

  •
  the amount allocated to the current taxable year would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holders successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of "Non-U.S. Holders"

        A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

    Dividends on Common Stock

        Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

    Sale, Exchange or Other Disposition of Common Stock

        Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

    Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. In addition, such payments will be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

UNDERWRITING

        The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Deutsche Bank Securities Inc. is acting as the representative of the underwriters.

Underwriters	Number of Shares
Deutsche Bank Securities Inc. (1)
DVB Capital Markets LLC (2)
Oppenheimer & Co. Inc. (3)
Cantor Fitzgerald & Co. (4)
Total	21,000,000

(1)
The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005.

(2)
The address of DVB Capital Markets LLC is 609 Fifth Avenue, 5th Floor, New York, NY 10017.

(3)
The address of Oppenheimer & Co. Inc. is 125 Broad Street, New York, NY 10004.

(4)
The address of Cantor Fitzgerald & Co. is 135 East 57th Street, New York, NY 10022.

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until the option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,150,000 shares from the Company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

        The Company and its officers, directors and certain of its stockholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, make any short sale of, or otherwise dispose of, common stock or securities convertible into or exercisable or exchangeable for shares of common stock, or, in the case of the Company, any securities of the Company that are substantially similar to the common stock, during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of Deutsche Bank Securities Inc.

        The 60-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 60-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 60-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 60-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. This agreement does not apply to any existing employee benefit plans.

        The common stock is listed on the NASDAQ Global Select Market under the symbol "TOPT."

        In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the Company in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must closet out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

        In connection with this offering, certain of the underwriters or certain brokers or dealers may distribute this prospectus electronically. The underwriters may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

        Some of the underwriters and their affiliates were underwriters in previous offerings by us. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

        Affiliates of DVB Capital Markets LLC will receive more than 10% of the net proceeds of the offering. Accordingly, in compliance with Rule 2710(h)(i) of the Financial Industry Regulatory Authority, or FINRA, the offering is being conducted in accordance with FINRA Rule 2720(c)(3). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter who has participated in the preparation of this prospectus supplement and performed its usual standard of due diligence with respect to this prospectus supplement. Deutsche Bank Securities Inc. has agreed to act as qualified independent underwriter for the offering. The price of the common stock is not higher than that recommended by Deutsche Bank Securities Inc.

        The Company has agreed to indemnify Deutsche Bank Securities Inc. against liabilities incurred with acting as a qualified independent underwriter, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. The Company has also agreed to indemnify the several underwriters against certain other liabilities, including liabilities under the Securities Act.

Credit Facilities with DVB Bank

        Affiliates of DVB Capital Markets LLC, one of the underwriters in this offering, are lenders to four of our subsidiaries under a credit facility in the aggregate amount of an initial $147.5 million, of which $132.6 million was outstanding as of November 30, 2007. In addition, affiliates of DVB Capital Markets LLC are lenders to one of our subsidiaries to partially finance the acquisition of one of the Identified Vessels under a separate $35.0 million credit facility, of which $20.4 million was outstanding as of November 30, 2007 and $14.6 million was committed to partially finance the acquisition of two of the Identified Vessels and for general corporate purposes. We have paid customary fees and expenses in the ordinary course of business with respect to these facilities. We intend to use proceeds from this offering to repay part of the amounts outstanding under these credit facilities as described under "Use of Proceeds."

Swap Agreement with Deutsche Bank

        The Company had an interest rate swap agreement with an affiliate of Deutsche Bank Securities Inc. for a notional amount of $50.0 million for a period of seven years. The interest rate was fixed at an effective annual rate of 4.45%. In October 2007, the Company entered into an interest rate swap restructuring under which it entered into an overlay swap effectively opposing the swap mentioned above and entered into a new swap for a notional amount of $50.0 million for a period of six years. Under the new swap, the Company will pay an initial fixed interest rate of 4.45% and will receive a fixed interest rate of 5.25%. The interest rate that the Company will pay thereafter is subject to the difference between the 10-year swap rate and the 2-year swap rate, as well as the level of the six month USD LIBOR. The interest rate the Company will pay is capped at 9.00%.

LEGAL MATTERS

        Certain legal matters with respect to the contemplated Common Stock offering will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters are being represented by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

        The consolidated financial statements of TOP Tankers Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005, appearing in this prospectus, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., Athens, Greece, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. As discussed elsewhere in this prospectus supplement, the Company disclosed that it will reflect an accounting change in 2007 that will be retrospectively applied, resulting in an adjustment to the 2005 financial statements to be included in its Form 20-F for the year ended December 31, 2007.

        The consolidated financial statements of TOP Tankers Inc. as of December 31, 2006 and for the year ended December 31, 2006, incorporated by reference into this prospectus supplement, have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon such report of such firm given upon their authority of such firm as experts in accounting and auditing.

GLOSSARY OF SHIPPING TERMS

        The following are definitions of certain terms that are commonly used in the shipping industry.

        Annual Survey.    The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

        Ballast.    A voyage during which the ship is not laden with cargo.

        Bareboat Charter.    A charter of a ship under which the ship-owner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the ship and for the management of the ship. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a "demise charter" or a "time charter by demise" and involves the use of a vessel usually over longer periods of time ranging over several years The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

        Bunkers.    Fuel oil used to operate a vessel's engines, generators and boilers.

        Capesize.    A drybulk carrier with a cargo-carrying capacity exceeding 100,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

        Charter.    The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

        Charterer.    The company that hires a vessel pursuant to a charter.

        Charter Hire.    Money paid to the ship-owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.

        Charter Rate.    The amount of money agreed between the charterer and the ship-owner accrued on a daily or monthly basis that is used to calculate the vessel's charter hire.

        Classification Society.    An independent society that certifies that a vessel has been built and maintained according to the society's rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being "in class" as of the date of issuance.

        Clean Products.    Liquid products refined from crude oil, whose color is less than or equal to 2.5 on the National Petroleum Association scale. Clean products include naphtha, jet fuel, gasoline and diesel/gas oil.

        Contract of Affreightment.    A contract of affreightment, or COA, relates to the carriage of specific quantities of cargo with multiple voyages over the same route and over a specific period of time which usually spans a number of years. A COA does not designate the specific vessels or voyage schedules that will transport the cargo, thereby providing both the charterer and ship owner greater operating flexibility than with voyage charters alone. The charterer has the flexibility to determine the individual voyage scheduling at a future date while the ship owner may use different ships to perform these individual voyages. As a result COAs are mostly entered into by large fleet operators such as pools or ship owners with large fleets of the same vessel type. All of the ship's operating, voyage and capital costs are borne by the ship owner while the freight rate normally is agreed on a per cargo ton basis.

        Deadweight Ton "dwt."    A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

        Double Hull.    Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually 2 meters in width.

        Draft.    Vertical distance between the waterline and the bottom of the vessel's keel.

        Drybulk.    Non-liquid cargoes of commodities shipped in an unpackaged state.

        Drybulk Carriers.    Vessels which are specially designed and built to carry large volumes of drybulk.

        Drydocking.    The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.

        Freight.    Money paid to the ship-owner by a charterer for the use of a vessel under a voyage charter. Such payment is usually made on a lump-sum basis upon loading or discharging the cargo and is derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports.

        Gross Ton.    A unit of measurement for the total enclosed space within a vessel equal to 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

        Handymax.    Handymax vessels have a cargo carrying capacity of approximately 30,000 to 60,000 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are sometimes built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

        Handysize.    Handysize vessels have a cargo carrying capacity of up to 30,000 dwt. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels are operating on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

        Hull.    Shell or body of a vessel.

        IMO.    International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

        Intermediate Survey.    The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each special survey for such vessel pursuant to the rules of international conventions and classification societies.

        Metric Ton.    A unit of weight equal to 1,000 kilograms.

        Newbuilding.    A new vessel under construction or just completed.

        Off-Hire.    The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.

        OPA.    Oil Pollution Act of 1990 of the United States (as amended).

        Orderbook.    The orderbook refers to the total number of currently placed orders for the construction of vessels or a specific type of vessel worldwide.

        Panamax.    Panamax vessels have a cargo carrying capacity of approximately 60,000 to 100,000 dwt of maximum length, depth and draft capable of passing fully loaded through the Panama Canal. The ability of Panamax vessels to pass through the Panama Canal makes them more versatile than larger vessels. Panamax drybulk carriers carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.

        Petroleum Products.    Refined crude oil products, such as fuel oils, gasoline and jet fuel.

        Period Charter.    A period charter is an industry term referring to both time and bareboat charters. These charters are referred to as period charters or period market charters due to use of the vessel by the charterer over a specific period of time.

        Pools.    Arrangements that enable participating vessels to combine their revenues. Vessels may be employed either exclusively in spot charters or a combination of spot and period charters and contracts of affreightment. Pools are administered by the pool manager who secures employment for the participating vessels. The contract between a vessel in a shipping pool and the pool manager is a period charter where the charter hire is based on the vessel's corresponding share of the income generated by all the vessels that participate in the pool. The corresponding share of every vessel in the pool is based on a pre-determined formula rating the technical specifications of each vessel. Pools have the size and scope to combine spot market voyages, time charters and contracts of affreightment with freight forward agreements for hedging purposes to perform more efficient vessel scheduling thereby increasing fleet utilization.

        Product tanker.    A vessel designed to carry a variety of liquid products varying from crude oil to clean and dirty petroleum products, acids and other chemicals, as well as edible oils. The tanks are coated to prevent product contamination and hull corrosion. The vessel may have equipment designed for the loading and unloading of cargoes with a high viscosity.

        Protection and Indemnity (or P&I) Insurance.    Insurance obtained through mutual associations (called "Clubs") formed by vessel-owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

        Scrapping.    The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

        Single Hull.    A hull construction design in which a vessel has only one hull.

        Sister Ships.    Vessels of the same type and specification which were built by the same shipyard.

        SOLAS.    The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

        Strict Liability.    Liability that is imposed without regard to fault.

        Special Survey.    An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special surveys require a vessel to be drydocked.

        Spot Charter.    A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, consisting mostly of a single voyage between one load port and one discharge port.

        Suezmax.    An oil tanker of a size and capacity that makes it, when fully loaded, capable of transiting the Suez canal, and usually filling a range of 120,000 to 200,000 dwt.

        Tanker.    Vessel designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined petroleum products and liquid chemicals.

        TCE.    Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in U.S. dollars/day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenue and dividing the net amount (time charter equivalent revenues) by the round-trip voyage duration. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

        Time Charter.    A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The ship-owner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

        Trip Time Charter.    A trip time charter is a short term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and ship owner as described under time charter and voyage charter.

        Ton.    See "Metric ton."

        Vessel Operating Expenses.    The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as "voyage expenses." For a time charter, the vessel-owner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

        Voyage Charter.    A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

        Voyage Expenses.    Expenses incurred due to a vessel's traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent's fees, canal dues and extra war risk insurance, as well as commissions.

$250,000,000 and
4,771,310 Shares

of Common Stock

Through this prospectus, we may periodically offer:

(1)
our common stock,

(2)
our preferred shares,

(3)
our debt securities,

(4)
our warrants,

(5)
our purchase contracts, and

(6)
our units

up to a total dollar amount of $250,000,000. Our debt securities may be guaranteed pursuant to guarantees by our subsidiaries. In addition, one or more of our shareholders may periodically offer up to 4,771,310 shares of our common stock.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

We will not receive any of the proceeds from the sale of any of our common stock offered by the selling shareholders. We will bear approximately $746,925 and the selling shareholders will bear approximately $8,553 of the costs relating to the registration of all of the securities registered under this prospectus, which we estimate to be approximately $755,478.

Our common stock is currently listed on the Nasdaq National Market under the symbol "TOPT."

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2005

PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	3
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	3
RATIO OF EARNINGS TO FIXED CHARGES	5
CAPITALIZATION	6
PLAN OF DISTRIBUTION	6
ENFORCEMENT OF CIVIL LIABILITIES	8
DESCRIPTION OF CAPITAL STOCK	8
DESCRIPTION OF PREFERRED SHARES	11
DESCRIPTION OF WARRANTS	11
DESCRIPTION OF DEBT SECURITIES	12
DESCRIPTION OF PURCHASE CONTRACTS	24
DESCRIPTION OF UNITS	24
EXPENSES	25
LEGAL MATTERS	25
EXPERTS	25
WHERE YOU CAN FIND ADDITIONAL INFORMATION	25

i

PROSPECTUS SUMMARY

•
This section summarizes some of the information that is contained in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information contained in such other documents.

•
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to TOP Tankers Inc. and all of its subsidiaries, and "TOP Tankers Inc." refers only to TOP Tankers Inc. and not to its subsidiaries.

•
We use the term deadweight, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

        As of July 15, 2005, we owned and operated a fleet of 22 vessels, consisting of 13 double-hull Handymax tankers and 9 double-hull Suezmax tankers, with a total cargo carrying capacity of approximately 2.0 million dwt. We refer to these 22 tankers as our current fleet. Our Handymax tankers carry refined petroleum products, such as gasoline, jet fuel, kerosene, naphtha and heating oil, and our Suezmax tankers carry crude oil. 100% of our current fleet is double-hull. In addition to these 22 vessels, we operate the M/T Yapi, a Handysize tanker that we agreed to sell to a third party in March 2005 and will be delivered to the purchaser in the fourth quarter of 2005.

        Our financial strategy is focused on maintaining a targeted level of leverage and distributing a portion of our annual net income as dividends to our shareholders. As of March 31, 2005, we had a ratio of debt to total capital of approximately 58.1% as adjusted for the debt incurred in connection with the acquisition of the M/T Faultless, the M/T Soundless, the M/T Noiseless and M/T Topless. Our business strategy is focused on building and maintaining enduring relationships with participants in the international shipping industry, including leading charterers, oil companies, oil traders, brokers, suppliers, classification societies, insurers and others. We seek to continue to create long-term value principally by acquiring and operating high quality double-hull, refined petroleum products and crude oil tankers. Consistent with this strategy, our tankers enable us to serve customers in the crude oil and refined petroleum products sectors of the tanker industry. Depending on market opportunities, we may also seek to expand into other sectors of the shipping industry.

        We believe we have established a reputation in the international ocean transport industry for operating and maintaining our fleet with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

        TOP Tanker Management, Inc., or TOP Tanker Management, our wholly-owned subsidiary, is responsible for the chartering, operational and technical management of our current fleet. TOP Tanker Management subcontracts the technical management of our fleet to other reputable independent third party technical management companies.

Corporate Structure

        We own our vessels through separate wholly-owned subsidiaries incorporated in various jurisdictions. Our wholly-owned subsidiary, TOP Tanker Management, acts as a manager for our current fleet, providing services such as managing day-to-day vessel operations including supervising the crewing, supplying, maintaining, and drydocking of vessels, as well as providing commercial management services regarding identifying suitable vessel charter opportunities and monitoring the performance of our third-party technical management subcontractors.

        We are incorporated under the laws of the Marshall Islands. We maintain our principal executive offices at 109-111 Messogion Avenue, Politia Centre, Athens 115 26 Greece. Our telephone number at that address is (011) (30) (210) 69 78 000.

The Securities We May Offer

        We may use this prospectus to offer up to $250,000,000 of our:

  •
  common stock,

  •
  preferred shares,

  •
  debt securities,

  •
  warrants,

  •
  purchase contracts, and

  •
  units.

        Our debt securities may be guaranteed pursuant to guarantees by our subsidiaries. In addition, the selling shareholders may offer up to 4,771,310 shares of our common stock.

        A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

        A prospectus supplement will describe the risks that relate to the industry in which we operate and our business in general and certain risks associated with an investment in the securities offered.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

        All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

  •
  future operating or financial results;

  •
  statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

  •
  statements about crude oil and refined petroleum products tanker shipping market trends, including charter rates and factors affecting supply and demand;

  •
  our ability to obtain additional financing;

  •
  expectations regarding the availability of vessel acquisitions; and

  •
  anticipated developments with respect to pending litigation.

        The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although TOP Tankers Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, TOP Tankers Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections described in the forward looking statements contained in this report.

        Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter rates and vessel values, failure of a seller to deliver one or more vessels, failure of a buyer to accept delivery of a vessel, inability to procure acquisition financing, default by one or more charterers of our ships, changes in demand for crude oil, refined petroleum products, the effect of changes in OPEC's petroleum production levels, worldwide crude oil consumption and storage, changes in demand that may affect attitudes of time charterers, scheduled and unscheduled drydocking, changes in TOP Tankers Inc.'s voyage and operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations including requirements for double-hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, international hostilities and political events or acts by terrorists.

        When used in this document, the words "anticipate," "estimate," "project," "forecast," "plan," "potential," "will," "may," "should," and "expect" reflect forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding four fiscal years and the three months ending March 31, 2005. (1)

(1)
We have not included our ratio of earnings to fixed charges for the fiscal year ended December 31, 2000, due to the unreasonable effort and expense of preparing such information.

	Year Ended December 31,								Three Months Ended March 31, 2005
	2001		2002		2003		2004
	(in thousands of U.S. Dollars)
EARNINGS:
Net income	1,777		201		1,634		32,794		19,121
Add: Fixed charges	740		822		1,165		4,486		2,388

Total Earnings	2,517		1,023		2,799		37,280		21,509

FIXED CHARGES:
Interest expense	709		797		1,128		4,161		2,207
Amortization of capitalized expenses relating to indebteness	31		25		37		325		181

Total Fixed Charges	740		822		1,165		4,486		2,388

RATIO OF EARNINGS TO FIXED CHARGES	3.4	x	1.2	x	2.4	x	8.3	x	9.0	x

        For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income plus interest expense and amortization of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and amortization of capitalized expenses relating to indebtedness.

CAPITALIZATION

        A prospectus supplement will include information on the Company's consolidated capitalization.

PLAN OF DISTRIBUTION

        We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in privately-negotiated transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        In addition, we may sell some or all of the securities included in this prospectus through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        In addition, we may enter into option or other types of transactions that require us to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus.

        We may enter into hedging transactions with respect to our securities. For example, we may:

  •
  enter into transactions involving short sales of our common stock by broker-dealers;

  •
  sell shares of common stock short themselves and deliver the shares to close out short positions;

  •
  enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

  •
  loan or pledge shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

        At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Underwriters or agents could make sales in negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our common shares, and sales made to or through a market maker other than on an exchange or otherwise.

        Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions, purchases to cover syndicate short positions created in connection with the offering and passive market making. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. In passive market making, market makers in the shares of common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common shares until the time, if any, at which a stabilizing bid is made. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time.

        The selling shareholders may enter into hedging transactions with respect to our common stock. For example, the selling shareholders may:

  •
  enter into transactions involving short sales of the common stock by broker-dealers;

  •
  sell common stock short themselves and deliver the shares to close out short positions;

  •
  enter into option or other types of transactions that require the selling shareholders to deliver common stock to a broker-dealer, who will then resell or transfer the common stock under this prospectus; or

  •
  loan or pledge the ordinary shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        The selling shareholders and any broker-dealers or other persons acting on the behalf of parties that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party, nor are we aware that the selling shareholders are a party to any agreement, arrangement or understanding between any broker or dealer and the selling shareholders or us with respect to the offer or sale of the shares pursuant to this prospectus.

        We will bear costs relating to all of the securities being registered under this prospectus, other than underwriters' discounts, commissions and transfer taxes accrued for the common stock sold for the account of the selling shareholders.

        The selling shareholders may also sell our common stock pursuant to Rule 144 promulgated under the Securities Act or in other transactions that are exempt from registration under the Securities Act.

        Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

        TOP Tankers Inc. is a Marshall Islands company and our executive offices are located outside of the U.S. in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the U.S. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the U.S. As a result, you may have difficulty serving legal process within the U.S. upon us or any of these persons. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

        Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

        Under our articles of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, of which 28,080,840 shares are issued and outstanding as of July 15, 2005, and 20,000,000 shares of preferred stock, none of which were issued as of July 15, 2005.

Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Other Matters

        Our Articles of Incorporation and Bylaws.    Our purpose, as stated in Section B of our Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

        Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by shareholders holding not less than one-tenth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

        Directors.    Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

        The board of directors must consist of at least one member. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The board of directors may change the number of directors only by a majority vote of the entire board. Each director shall be elected to serve until the next annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

        Dividends.    While we cannot assure you that we will continue to do so, and subject to the limitations discussed below, we currently intend to pay regular cash dividends on our common stock on a quarterly basis. We paid a quarterly dividend of $0.21 per share to holders of our common stock in January, April and July 2005 and a special dividend of $0.25 per share to holders of our common stock in July 2005.

        Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, the terms of the debt securities we offer, the provisions of applicable law affecting the payment of distributions to shareholders and other factors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. The laws governing us and our subsidiaries generally prohibit the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent.

        Dissenters' Rights of Appraisal and Payment.    Under the Business Corporation Act of the Republic of the Marshall Islands, or BCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

        Shareholders' Derivative Actions.    Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

        Anti-takeover Provisions of our Charter Documents.    Several provisions of our articles of incorporation and by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

        Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

        Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

        Our articles of incorporation prohibit cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

        Our articles of incorporation and our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our by-laws provide that, subject to certain exceptions, only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

DESCRIPTION OF PREFERRED SHARES

        The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our ordinary shares.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies, in which the price of such warrants will be payable;

  •
  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

  •
  the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States Federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

        In this section, references to "holders" mean those who own debt securities registered in their own names on the books that TOP Tankers Inc. or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Global Securities."

General

        The debt securities offered by this prospectus will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indenture trustee under each of the senior debt indenture and the subordinated debt indenture will be Manufacturers and Traders Trust Company. We have filed the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in "Where You Can Find More Information", or by contacting the applicable indenture trustee.

        The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

        The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

        The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

  •
  the title or designation;

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  whether the debt is senior or subordinated;

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  whether the debt is guaranteed by our subsidiaries and whether those guarantees are secured and, if so, the collateral securing the guarantees;

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  the aggregate principal amount offered and authorized denominations;

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  the initial public offering price;

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  the maturity date or dates;

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  any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

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  whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

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  if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any;

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  if the debt securities are floating rate debt securities, the method of calculating the interest rate;

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  if the debt securities are original issue discount debt securities, their yield to maturity;

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  the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

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  if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

  •
  any provisions for the payment of additional amounts for taxes;

  •
  the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

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  whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

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  the terms and conditions on which the debt securities may be redeemed at the option of the Company;

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  any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

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  the names and duties of any co-indenture trustees, depositaries, authentication agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

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  any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

  •
  the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries' debt;

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  if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

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  the place where we will pay principal and interest;

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  additional provisions, if any, relating to the defeasance of the debt securities;

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  any United States federal income tax consequences, if material;

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  the dates on which premium, if any, will be paid;

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  our right, if any, to defer payment of interest and the maximum length of this deferral period;

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  any listing of the debt securities on a securities exchange; and

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  any other specific terms of the debt securities.

        We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Global Securities."

Senior Debt

        We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

        We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

        In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

        If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

        If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

        Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

        Senior debt means:

  •
  the principal, premium, if any, interest and any other amounts owing in respect of indebtedness of the Company and/or of our subsidiaries that may guarantee our debt for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

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  all capitalized lease obligations;

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  all hedging obligations;

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  all obligations representing the deferred purchase price of property; and

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  all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

  •
  but senior debt does not include:

  •
  subordinated debt securities;

  •
  any subsidiary guarantees of the subordinated debt securities; and

  •
  any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

        Amalgamation and Sale of Assets.    We may not, in a single transaction or a series of related transactions:

  •
  consolidate, amalgamate or merge with or into any other person or permit any other person to consolidate, amalgamate or merge with or into us; or

  •
  directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

        unless, in either such case:

  •
  in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

  •
  immediately before and after giving effect to the transaction, no default on the debt securities exists; and

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  an officer's certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

        Amalgamation and Sale of Assets by our subsidiaries that may guarantee our debt securities.    Where the terms of any debt securities we may issue provide, no subsidiary that guarantees our debt may:

  •
  consolidate or amalgamate or merge with or into any other person (other than us or another subsidiary that guarantees our debt); or

  •
  directly or indirectly transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (other than to us or to another subsidiary that guarantees our debt), unless, in either such case:

  •
  the entity formed by such consolidation or into which such subsidiary amalgamates or merges, or which acquires by transfer, sale or lease the properties and assets of such subsidiary substantially as an entirety, is organized under the laws of the United States or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of such subisidiary's obligations under the indenture;

  •
  immediately before and after giving effect to the transaction, no default on the debt securities exists; and

  •
  an officer's certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

        Other Covenants.    In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

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  our ability to incur indebtedness;

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  our ability to pay dividends and to repurchase or redeem our capital stock;

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  our ability to create dividend and other payment restrictions affecting our subsidiaries;

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  mergers and consolidations by us;

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  sales of assets by us;

  •
  our ability to enter into transactions with affiliates;

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  our ability to incur liens; and

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  our ability to enter into sale and leaseback transactions.

Modification of the Indentures

        Under the indentures, we and the relevant indenture trustee may amend the indentures, without the consent of any holder of the debt securities to:

  •
  cure ambiguities, defects or inconsistencies;

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  comply with the covenant described under "Amalgamation and Sale of Assets";

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  add to our covenants or to those of our subsidiaries who may guarantee the debt securities for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us or our subsidiaries;

  •
  add any additional events of default for the benefit of the holders of all or a series of debt securities;

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  establish the form or terms of debt securities of any series;

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  provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  add additional guarantors of the debt securities;

  •
  secure the debt securities;

  •
  to evidence the succession of another person to the Company and the assumption of the covenants in the indentures and in the debt securities by such successor;

  •
  to make provisions with respect to conversion rights, if any;

  •
  to add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

  •
  appoint a successor indenture trustee under either indenture;

  •
  add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not affect the rights of the holders; or

  •
  to conform any provision of the indentures to the "Description of Debt Securities" contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of debt securities under the indentures.

        We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

  •
  extend the fixed maturity of any such debt securities;

  •
  reduce the rate or change the time of payment of interest on such debt securities;

  •
  reduce the principal amount of such securities or the premium, if any, on such debt securities;

  •
  change or waive the redemption provisions of such debt securities;

  •
  change any obligation of ours to pay additional amounts;

  •
  change any obligation of ours to maintain an office or agency;

  •
  reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

  •
  adversely affect the ranking on such debt securities;

  •
  adversely affect the right, if any, to convert such debt securities;

  •
  adversely affect the right of repayment or repurchase at the option of the holder;

  •
  reduce or postpone any sinking fund or similar provision;

  •
  change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

  •
  impair the right to sue for the enforcement of any payment on such debt securities;

  •
  reduce the percentage of debt securities of a series whose holders need to consent to the modification or a waiver; or

  •
  with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities or any guarantees of our subsidiaries, in a manner which adversely affects the holders.

Defaults

        Each indenture provides that events of default regarding any series of debt securities will be:

  •
  our failure to pay required interest on any debt security of such series for 30 days;

  •
  our failure to pay principal or premium, if any, on any debt security of such series when due;

  •
  our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

  •
  our failure to perform for 30 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

  •
  a breach by us, or by our subsidiaries that may guarantee our debt securities, of the covenant with respect to amalgamation and sale of assets;

  •
  our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of a specified amount;

  •
  a finding that a guarantee of our debt securities by any of our subsidiaries is unenforceable or invalid; and

  •
  certain events of bankruptcy or insolvency, whether voluntary or not.

        If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

        No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

        Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under the indentures and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee reasonable security or indemnity.

        If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

        Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable.

Subsidiary Guarantees

        Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Defeasance

        After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for Federal income tax purposes, we may elect to have our obligations and those of any guarantors of our obligations under the applicable indenture and any guarantees discharged with respect to the outstanding debt securities of any series ("defeasance and discharge"). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

  •
  the rights of holders of the debt securities to receive principal, interest and any premium when due;

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  our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

  •
  the rights, powers, trusts, duties and immunities of the indenture trustee; and

  •
  the defeasance provisions of the indenture.

        Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture ("covenant defeasance"). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an event of default for that series.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

        We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

        Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

        So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

        The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

        We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

        Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

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  the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

  •
  we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

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  there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

        Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

        In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

        To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

        Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

        If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

        To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

        DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

        We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Governing Law

        Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Consent to Jurisdiction and Service

        The indentures provide that we and each of our subsidiaries that guaranty our debt securities will appoint Seward & Kissel LLP as their agent for actions arising out of or relating to the applicable indenture, the debt securities or the related guarantees brought under Federal or state securities laws in any Federal or state court located in New York, New York and will submit to such jurisdiction. If for any reason Seward & Kissel LLP is unable to serve in such capacity, we will appoint another agent reasonably satisfactory to the indenture trustee.

Payment and Paying Agents

        Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office or agency of the indenture trustee in New York, New York. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the indenture trustee in New York, New York, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Transfer and Exchange

        The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the indenture trustee in New York, New York. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  •
  currencies; or

  •
  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

        The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$37,978
Blue sky fees and expenses	$7,500
Printing and engraving expenses	$150,000
Legal fees and expenses	$180,000
Rating agency fees	$100,000
Accounting fees and expenses	$150,000
Indenture trustee fees and experts	$35,000
Transfer agent and registrar	$20,000
Miscellaneous	$75,000

Total	$755,478

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Islands law.

EXPERTS

        The financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2004, filed with the SEC on June 28, 2005 and any amendments thereto, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    Government Filings

        We file annual and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 Fifth Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available on our website at http://www.toptankers.com.

    Information Incorporated by Reference

        The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on April 20, 2007, and amended on April 26, 2007, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed. We also incorporate by reference the reports of our 2007 first quarter results, filed with the SEC on Form 6-K on June     , 2007. Additionally, we incorporate by reference any future filings we will make with the SEC under the Securities Exchange Act if such filings state that they are incorporated by reference into this prospectus, until we file a post-effective amendment indicating that the offering of securities made by this prospectus has been completed.

        You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

    TOP Tankers Inc.
    Attn: Eirini Alexandropoulou
    109-111 Messogion Avenue
    Politia Centre
    Athens 115 26 GR
    (011) (30) 210 69 78 000     http://www.toptankers.com

Information Provided by the Company

        We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq National Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

21,000,000 Shares
of Common Stock

Deutsche Bank Securities Inc.

DVB Capital Markets

Oppenheimer & Co.

Cantor Fitzgerald & Co.

Prospectus Supplement

                           , 2007

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
WHERE YOU CAN FIND ADDITIONAL INFORMATION

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RECENT DEVELOPMENTS
DIVIDEND POLICY
CORPORATE STRUCTURE
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
GLOSSARY OF SHIPPING TERMS

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
PLAN OF DISTRIBUTION
ENFORCEMENT OF CIVIL LIABILITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF PREFERRED SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PURCHASE CONTRACTS
DESCRIPTION OF UNITS
EXPENSES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION